UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

1606 Corp.
(Exact Name of Registrant as Specified in its Charter)

Nevada	7372	86-1497346
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification No.)

2425 E. Camelback Rd Suite 150

Phoenix, AZ 85016

Phone: (602) 481-1544

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Arun K. Arora

7866 Sirens Song Court

Las Vegas, NV 89139

Phone: (800) 325-2671

 (Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian Higley, Esq.

Business Legal Advisors, LLC

14888 Auburn Sky Drive

Draper, UT 84020

(801) 634-1984

From time to time after the effective date of this registration statement.

(Approximate date of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large, accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. :

Large, accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(do not check if a smaller reporting company)		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER 5, 2024

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

1606 Corp.

29,876,884 shares of common stock

In this Prospectus, 1606 Corp. is referred to as “us,” “we,” the “Company,” or the “Registrant,” a Nevada Corporation.

This prospectus relates to the resale by the selling stockholder named herein of up to 29,876,884 shares of common stock, $0.0001 par value per share, of 1606 Corp. (the “Shares”) issued pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated February 6, 2023 between the Registrant and the selling stockholder, GHS Investments LLC (“GHS” or the “Selling Stockholder”). If issued presently, the 29,876,884 shares of common stock registered for resale by GHS would represent approximately 24% of our issued and outstanding shares of common stock as of November 5, 2024.

The resale of the Shares by the Selling Stockholder pursuant to this Prospectus is referred to as the “Offering.”

The Selling Stockholder may sell all or a portion of the shares being offered pursuant to this Prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at privately negotiated prices. The Selling Stockholder may sell any, all, or none of the Shares offered by this Prospectus, and we do not know when or in what amount the Selling Stockholder may sell its Shares hereunder following the effective date of the Registration Statement of which this Prospectus forms a part (the “Registration Statement”).

We will not receive any proceeds from the resale of the Shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest traded price of our common stock during the ten consecutive trading day period preceding the date on which we deliver a put notice to GHS (the “Market Price”). GHS agreed to provide the Registrant with up to $20,000,000 over a 24-month period after the effectiveness of a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”).

The Registrant, after the effectiveness of the registration statement, will, at its discretion, deliver Puts to GHS obligating GHS to purchase Registrant’s common stock based on the investment amount in each Put notice.

The purchase price is 80% of the Market Price. Following an up-list to the NASDAQ or an equivalent national exchange by the Registrant, the purchase price will be 90% of the Market Price, subject to a floor of $2.00 per share, below which the Company cannot deliver a Put. The Registrant has issued 400,000 shares of common stock as commitment shares to GHS the resales of which are not being registered in the Registration Statement.

GHS is an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such an event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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Our common stock is traded on OTC Markets Group, Inc.’s OTC Pink tier under the symbol “CBDW.” On November 4, 2024, the last reported sale price for our common stock was $0.0136 per share.

We will pay the expenses incurred in registering the Shares, including legal and accounting fees.

See the section of this Prospectus entitled “Plan of Distribution” for additional information.

Our former Chief Executive Officer, Gregory Lambrecht, and our current Chief Executive Officer, Austen Lambrecht (who are father and son), are the sole holders of our Series B Super Voting Preferred Stock (the “Series B Preferred Stock”) (60 shares owned by Gregory Lambrecht and 30 shares owned by Austen Lambrecht), own shares of Class A Preferred Stock and shares of Common Stock. If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, have voting rights equal to 10 times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting. Due to their ownership of shares of Series B Preferred Stock, Gregory and Austen Lambrecht control a majority of the voting power of our Company. For so long as each of Gregory and Austen Lambrecht hold all of the shares of Series B Preferred Stock they are expected to hold a majority of our issued and outstanding voting power and they will control the outcome of matters submitted to a stockholder vote, including the appointment of all directors of the Company. For more information, see the risk factors titled “Our stockholders have limited voting power compared to the holder of our Series B Preferred Stock.,” “Our management controls all corporate activities and can approve all transactions, including mergers, without the approval of other stockholders.,” and “The ability of our management to control our business may limit or eliminate minority stockholders’ ability to influence corporate affairs.” in the “Risk Factors” section below.

This offering is highly speculative, and these securities involve a high degree of risk and should be considered only by people who can afford the loss of their entire investment. See “Risk Factors” beginning on page 4. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2024.

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We have not authorized anyone to provide you with information other than that contained in this prospectus, or any free writing prospectus prepared by or on behalf of us or to which we have referred you. No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby, or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. Neither we nor the underwriters take responsibility for and can provide no assurance as to the reliability of any other information that others may give you.

This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted. The information contained in this prospectus, or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, which involve risks and uncertainties. These forward- looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the use of proceeds from this offering, our product candidates, research and development, commercialization objectives, prospects, strategies, the industry in which we operate and potential acquisitions or collaborations.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results in subsequent periods.

In making forward-looking statements, the Company has made various material assumptions, including but not limited to (i) obtaining or complying with the necessary regulatory approvals; (ii) that regulatory requirements will be maintained; (iii) general business and economic conditions; (iv) the Company’s ability to successfully execute its plans and intentions, including with respect to the ramp up of commercial operations and the achievement of expected revenues; (v) the availability of financing on reasonable terms; (vi) the Company’s ability to attract and retain skilled staff; (vii) market competition; (viii) the products and technology offered by the Company’s competitors; and (ix) that the Company’s current good relationships with its suppliers, service providers and other third parties will be maintained. Although the Company believes that the assumptions underlying these statements are reasonable, they may prove to be incorrect, and the Company cannot assure that actual results will be consistent with these forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward- looking statements. Except as required by law, we undertake no obligation to update publicly any forward- looking statements for any reason, even if new information becomes available or other events occur in the future. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. In addition to the risk factors set forth above, the factors set forth below under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

MARKET AND INDUSTRY DATA

This prospectus contains statistical data, estimates and forecasts that are based on independent industry publications or other publicly available information, as well as other information based on our internal sources. While we believe the industry and market data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled and “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors” included in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. Except as otherwise indicated, references to “we,” “us,” “our,” “1606”, and the “Company” refer to 1606 Corp.

Company Overview

1606 Corp., a Nevada corporation (the “Company,” “we,” or “us”) was incorporated in Nevada in February 2021 as a spin-off from Singlepoint Inc. in April 2021. We started by offering a tobacco- and nicotine-free smoking alternative called “1606 Original Hemp.” We started to sell hemp, aroma-free cigarettes, first by reselling the star brand, and eventually our own brand called “TRUZ.” The brands expanded to include “Singlez,” an individually packeted version of the TRUZ hemp cigarettes. This business has been discontinued.

In August of 2023, we decided to use our knowledge of the cannabidiol (“CBD”) industry to move into AI chatbots specifically made for the CBD industry. We partnered with ARXT Labs to create a proprietary Chatbot using AI to answer customer questions and recommend a product based on their answers and preferences. We then signed a distribution contract with Cool Blue Distribution to sell the service to CBD companies as well as offer their CBD expertise through Cool Blue’s owner, Don Flanagan. In late 2023, we debuted our first chat bot, “chatCBDW by CBDW AI,” and began signing up customers to test and implement the bot on their CBD websites.

With our corporate headquarters located in Phoenix, Arizona, our executive team experienced in CBD products, and our board’s knowledge of the technology and AI spaces, we believe we are positioned to become the market leader for AI Bot technology.

We also see the future potential for our chatbot technology to expand beyond the CBD industry to any industry with issues with consumer questions and indecisive over product choices. This includes the solar, beauty, and auto parts industries among many others.

SELLING STOCKHOLDER

This offering relates to the resale by the Selling Stockholder of up to 29,876,884 shares of common stock, $0.0001 par value per share, of 1606 Corp. issued pursuant to the Financing Agreement. If issued presently, the 29,876,884 shares of common stock registered for resale by GHS would represent approximately 24% of our issued and outstanding shares of common stock as of November 5, 2024.

The Selling Stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest traded price of our common stock during the ten consecutive trading day period preceding the date on which we deliver a put notice to GHS (the “Market Price”) GHS agreed to provide us with up to $20,000,000 over a 24-month period after the effectiveness of a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”).

After the effectiveness of the registration statement, we will, at our discretion, deliver Puts to GHS obligating GHS to purchase our common stock based on the investment amount in each Put notice.

The purchase price is 80% of the Market Price. Following an up-list to the NASDAQ or an equivalent national exchange by us, the purchase price will be 90% of the Market Price, subject to a floor of $2.00 per share.

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We issued 400,000 shares of common stock as commitment shares to GHS pursuant to the Financing Agreement. We did not receive cash for the issuance of the shares.

GHS is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such an event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, which would be the responsibility of GHS.

THE OFFERING

The following summary of the offering contains basic information about the offering and our securities and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our securities, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Common Stock Offered by the Company	29,876,884 shares

Common Shares Currently Outstanding	91,369,874 shares

Common Stock to be Outstanding after this offering	121,246,758 shares

Risk Factors	See “Risk Factors” beginning on page 4 and the other information included in this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholder named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

•	a combination of any such methods of sale.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company’s Common Stock could decline, and you may lose all or part of your investment.

If any of the following risks were to develop, then our business, financial condition, results of operations and/or prospects could be materially adversely affected. If that happens, the market price of our Common Stock could decline, and investors may lose all or part of their investment.

Risks Related to our Business

Our business plan is speculative.

Our planned businesses are speculative and subject to numerous risks and uncertainties. The burden of government regulation on CBD industry participants, including growers, suppliers and consumers (which all have an effect on our ability to implement our business plan), is uncertain and difficult to quantify. There is no assurance that we will ever earn revenue or a profit.

There is no assurance that any of our research and development activities will result in any proprietary technology.

We have developed and are in the process of launching an algorithm for the CBD market. Competitors may develop and sell superior products performing the same function, or industry participants may not accept or desire those products. We may not be able to protect our proprietary rights, if any, from infringement or theft by third parties. Government regulation may suppress or prevent marketing and sales of those products, even if they can be commercialized. We may have inadequate capital to successfully execute this aspect of our business plan.

We may not be able to successfully compete against companies with substantially greater resources.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

We cannot assure that we will earn a profit or that our products will be accepted by consumers.

Our business is speculative and dependent upon acceptance of our products by consumers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our products. We cannot assure that we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

Operating an online store open to all internet users may result in legal consequences.

Our Terms and Conditions clearly state that our online store is only to be used by users who are over 18 years old. However, it is impractical to independently verify that all visitors to our online store fit into this description. As such, we run the risk of liability for use by those under 18 years old.

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New online store features could fail to attract new customers, retain existing customers, or generate revenue.

Our business strategy is dependent on our ability to develop online store features to attract new customers and retain existing ones. Staffing changes, changes in customer behavior or development of competing networks may cause customers to switch to competing online stores or decrease their use of our online store. To date, our online retail platform, is only in its beginning stages and it has not begun to generate revenue. There is no guarantee that individual customers will use these features and as a result, we may fail to generate revenue. Additionally, any of the following events may cause decreased use of our online store:

•	Emergence of competing websites and online retail stores;

•	Inability to convince potential customers to shop at our online store;

•	A decrease or perceived decrease in the quality of products at our online store;

•	An increase in content that is irrelevant to our users;

•	Technical issues on certain platforms or in the cross-compatibility of multiple platforms;

•	An increase in the level of advertisements may discourage user engagement;

•	A rise in safety or privacy concerns; and

•	An increase in the level of spam or undesired content on the network.

Unfavorable publicity or consumer perception of our products or any similar products distributed by other companies could have a material adverse effect on our business and financial condition.

We believe our product sales will be highly dependent on consumer perception of the safety, quality and efficacy of the products offered on our platform through our algorithm. Consumer perception of those products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention, and other publicity including publicity regarding the legality, safety or quality of particular ingredients or products and CBD markets in general. From time to time, there is unfavorable publicity, scientific research or findings, litigation, regulatory proceedings and other media attention regarding our industry. There can be no assurance that future publicity, scientific research or findings, litigation, regulatory proceedings, or media attention will be favorable to the CBD market or any particular product or ingredient, or consistent with earlier publicity, scientific research or findings, litigation, regulatory proceedings or media attention. Adverse publicity, scientific research or findings, litigation, regulatory proceedings or media attention, whether or not accurate, could have a material adverse effect on our business and financial condition. In addition, adverse publicity, reports or other media attention regarding the safety, quality, or efficacy of the products offered through our platform or ingredients of CBD products in general, or associating the use of our products or ingredients in general with illness or other adverse effects, whether or not scientifically supported or accurate, could have a material adverse effect on our business and financial condition.

We are subject to numerous potential regulatory matters. If the DEA were to take actions against CBD products as Schedule 1 controlled substances, it could cause us to cease operations.

The Drug Enforcement Administration (“DEA”) which enforces the controlled substances laws of the United States has issued various rules and announcements concerning various items considered to be marihuana extracts which may encompass CBD. The DEA has created a separate Administration Controlled Substances Code number for marijuana extract, defined to cover an extract containing one or more cannabinoids, and stated that such extracts will continue to be treated as Schedule I controlled substances.

If the DEA were to take actions against CBD products as Schedule 1 controlled substances or restrict the marketing or distribution of any CBD product, it would likely result in us ceasing operations.

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Our business is dependent upon available suppliers on our platform.

We are entering into agreements with suppliers who will make their products available on our platform and have currently not entered into any definitive agreements. Although we do not anticipate difficulty in obtaining suppliers, we can offer no assurance that such difficulties will not arise. The inability of suppliers who participate on our platform to obtain sufficient quantities of raw materials at competitive prices would have a material adverse effect on our business, financial condition and results of operations as well.

We have no control over the manufacturing and quality of the products we sell.

We do not manufacture any of the products that will be sold through our platform. Consequently, we will have no control over manufacturing practices of those suppliers who. We will put forth considerable efforts to ensure that the products that are sold through our platform are safe and comply with all applicable regulations. In spite of these efforts, there is a risk that we could inadvertently resell products which fail to comply with applicable regulations or have other quality defects. If this were to occur, we could be forced to defend regulatory or civil claims or take other actions, any of which could have a material adverse effect upon our business.

We face an inherent risk of exposure to product liability claims in the event that the products which are sold through our platform allegedly cause personal injury.

We face an inherent risk of exposure to product liability claims in the event that the products which are sold through our platform allegedly cause personal injury. Although we have not experienced any significant losses due to product liability claims, we may experience such losses in the future. We do not currently maintain insurance against product liability claims. A successful claim brought against us could have a material adverse effect upon our business.

Intellectual property rights claims may adversely affect an investment in us.

We are not aware of any intellectual property claims that may prevent us from operating; however, third parties may assert intellectual property claims relating to our technology. Regardless of the merit of an intellectual property or other legal action, any legal expenses to defend or payments to settle such claims would be extremely expensive and be borne by us. Additionally, a meritorious intellectual property claim could prevent us from operating and force us to liquidate. As a result, an intellectual property claim against us could adversely affect an investment in us.

Internet security poses a risk on business operations and management budgets.

Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss and/or litigation. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may result in consumer distrust and may adversely affect our business, results of operations and financial condition.

Economic Environment

Our operations could be affected by general economic context conditions should the unemployment level, interest rates or inflation reach levels that influence consumer trends, and consequently, impact our sales and profitability. Also, general demand for banking services and alternative banking or financial services cannot be predicted, and future prospects of such areas might be different from those predicted by our management.

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Limited Operating History

Our business was only spun out from Singlepoint Inc. (“Singlepoint”) in early 2021 and has generated minimal revenue. We have no agreements with Singlepoint to assist in the operation of our business. We are therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources, and lack of revenues. There is no assurance that we will be successful in achieving a return on our shareholders’ investment and the likelihood of success must be considered in light of the early stage of operations. We purchased our inventory from Singlepoint in June 2021 in exchange for the issuance of a promissory note which provides for monthly payments through August 2024. As we have generated limited revenues to date, we have not been able to repay this note.

Reliance on Management

Another risk associated with our business is the loss of important staff members. Our success will be dependent upon the ability, expertise, judgment, discretion and good faith of its senior management and key personnel. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on our business, operating results or financial condition.

If we lose the services of our Chief Executive Officer, our operations could be disrupted, and our business could be harmed.

Our business plan relies significantly on the continued services of Austen Lambrecht, our Chief Executive Officer. If we were to lose the services of Mr. Lambrecht, our ability to execute our business plan could be materially impaired. We are not aware of any facts or circumstances that suggest he might leave us.

If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, management turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs.

Changes to operations, policies and procedures, which can often occur with the appointment of new personnel, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, management transition periods are often difficult as the new employees gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Management turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. Until we integrate new personnel, and unless they are able to succeed in their positions, we may be unable to successfully manage and grow our business, and our financial condition and profitability may suffer.

Further, to the extent we experience additional management turnover, our operations, financial condition and employee morale could be negatively impacted. In addition, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer. Moreover, our operations could be negatively affected if employees are quarantined as the result of exposure to a contagious illness such as COVID-19.

Insurance and Uninsured Risks

Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, labor disputes and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability. Although the Company maintains and intends to continue to maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, our insurance will not cover all the potential risks associated with its operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in our operations is not generally available on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

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Difficulty to Forecast

We must rely largely on own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of our industry. A failure in the demand for our products to materialize, as a result of competition, technological change, or other factors could have a material adverse effect on our business, results of operations and financial condition.

Management of Growth

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Our inability to deal with this growth may have a material adverse effect on our business, financial condition, results of operations and prospects.

We will need significant additional financing to further commercialize our products, and we may not be able to obtain such financing on acceptable terms or at all.

We will require additional financing in the near and long term to fully execute our business plan. We anticipate that we will need additional financing to enhance our sales and marketing team, as well as to cover our operational costs.

The market conditions and the macroeconomic conditions that affect the markets in which we operate could have a material adverse effect on our ability to secure financing on acceptable terms, if at all. We may be unable to secure additional financing on favorable terms, or at all, or our operating cash flow may be insufficient to satisfy our financial obligations. The terms of additional financing may limit our financial and operating flexibility. Our ability to satisfy our financial obligations will depend upon our future operating performance, the availability of credit generally, economic conditions and financial, business and other factors, many of which are beyond our control. Furthermore, if financing is not available when needed, or is not available on acceptable terms, we may be unable to take advantage of business opportunities or respond to regulatory pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may utilize one or more types of capital raising in order to fund any initiative in this regard, including the issuance of new equity securities and new debt securities, including debt securities convertible into shares of our common stock. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into shares of our common stock, our existing stockholders could suffer significant dilution in their percentage ownership of our company. In addition, any new securities we issue could have rights, preferences, and privileges senior to those of holders of our common stock, and we may grant holders of such securities rights with respect to the governance and operations of our business. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Global Economy Risk

An economic downturn of global capital markets has been shown to make the raising of capital by equity or debt financing more difficult. Our Company may be dependent upon the capital markets to raise additional financing in the future. As such, the Company is subject to liquidity risks in meeting its future operating cost requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact our ability to raise equity or obtain loans and other credit facilities in the future and on terms favorable to our Company and its management. If uncertain market conditions persist, our ability to raise capital could be jeopardized, which could have an adverse impact on our operations.

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Negative Impact of Regulatory Scrutiny on Raising Capital

Our business activities will rely on newly established and/or developing laws and regulations in multiple jurisdictions. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely our profitability or cause it to cease operations entirely. The hemp industry may come under scrutiny or further scrutiny by the FDA, Securities and Exchange Commission, the Department of Justice, the Financial Industry Regulatory Authority or other applicable federal, state, or non- governmental regulatory authorities or self- regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations, or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding our industry may adversely affect our business and operations of the Company, including without limitation, the costs to remain compliant with applicable laws and the impairment of our ability to raise additional capital, create a public trading market for securities of the Company or to find a suitable acquirer, which could reduce, delay or eliminate any return on investment in the Company.

We have experienced recurring losses from operations and negative cash flows from operating activities and anticipate that we will continue to incur significant operating losses in the future.

We have experienced recurring losses from operations and negative cash flows from operating activities. We expect to continue to incur significant expenses related to our ongoing operations and generate operating losses for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures and our ability to generate revenues.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and our revenues do not increase significantly, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

If we are not able to successfully execute our future operating plans, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

It is important that we meet our sales goals and increase sales going forward as our operating plan already reflects prior significant cost containment measures and may make it difficult to achieve top-line growth if further significant reductions become necessary. If we do not meet our sales goals, our available cash and working capital will decrease and our financial condition will be negatively impacted.

Demand for our products may be adversely affected by changes in consumer preferences or any inability on our part to innovate, market or distribute our products effectively, and any significant reduction in demand could adversely affect our business, financial condition or results of operations.

Brand name recognition and acceptance of our products are critical to our success. If we are not successful in the revitalization and growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by distributors and consumers. Any failure of our brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results. Our investments in marketing as well as our strong commitment to product quality are intended to have a favorable impact on brand image and consumer preferences. Unfavorable publicity, or allegations of quality issues, even if false or unfounded, could tarnish our reputation and brand image and may cause consumers to choose other products. In addition, if we do not adequately anticipate and react to changing demographics, consumer and economic trends, health concerns and product preferences, our financial results could be adversely affected.

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Changes in government regulation or failure to comply with existing regulations could adversely affect our business, financial condition and results of operations.

Our business is subject to various federal, state and local laws and regulations, including those governing marketing, advertising, sales, pricing, product liability, antitrust, labor, compliance and control systems, and/or data privacy. Changes in existing laws or regulations could require material expenses and negatively affect our financial results through lower sales or higher costs.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (“IT”) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The United States generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

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Risks Related to Our Common Stock

The market for our common stock may be subject to penny stock restrictions, which may result in lack of liquidity and make trading difficult or impossible.

SEC Rule 15g-9 establishes the definition of a “penny stock,” for purposes relevant to us, as an equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. Our common stock is currently subject to the penny stock rules, and it is probable that our common stock will continue to be considered to be a penny stock for the foreseeable future. This classification materially and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker--dealer approve a person’s account for transactions in penny stocks, and the broker--dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker--dealer must obtain financial information, investment experience and objectives of that person and make a reasonable determination that transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker--dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker--dealer made the suitability determination, and

•	that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to, both, the broker--dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker--dealers may desire to not engage in the necessary paperwork and disclosures required to sell our common stock, and broker--dealers may encounter difficulties in their attempt to sell our common stock, which may affect the ability of holders to sell our common stock in the secondary market and have the effect of reducing trading activity in the secondary market of our common stock. These additional sales practices and disclosure requirements could impede the sale of our common stock. In addition, the liquidity of our common stock may decrease, with a corresponding decrease in the price of our common stock. Our common stock, in all probability, will continue to be subject to such penny stock rules for the foreseeable future and our stockholders will, quite probably, have difficulty selling our common stock.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is not traded on a “recognized” national exchange; or (iii) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The price of our common stock may be volatile, and the value of our common stock could decline.

The trading price of our common stock may be volatile. The trading price of our common stock may fluctuate widely in response to various factors, many of which are beyond our control.

In addition, the stock markets have experienced extreme price and volume fluctuations in recent years that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many such companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against such a company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.

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The market price of our common stock may be volatile or may decline regardless of the Company’s operating performance, and you may not be able to resell your shares at or above the initial public offering price and the price of our common stock may fluctuate significantly.

Our stock is trading on the OTC Pink. The market price of our common stock may be volatile and fluctuates widely in price in response to various factors, which are beyond our control.

Furthermore, we must note that the price of our common stock may not necessarily be indicative of our operating performance or long-term business prospects. In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

The interests of shareholders may be hurt because we can issue shares of our common stock to individuals or entities that support existing management with such issuances serving to enhance management’s ability to maintain control of our Company.

Our management owns a significant majority of outstanding shares. In addition, our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued common shares. Such issuances may be issued to parties or entities committed to supporting existing management and the interests of existing management which may not be the same as the interests of other shareholders. Although transactions, other than those described in this prospectus, are not currently being contemplated or discussed, our ability to issue shares without shareholder approval serves to enhance existing management’s ability to maintain control of our Company or participate in other transactions, including entering into possible business combinations, without the support of other shareholders.

Our management controls all corporate activities and can approve all transactions, including mergers, without the approval of other shareholders.

Our management holds preferred shares that give it the right to a majority of votes. Therefore, our management effectively controls all corporate activities and can approve transactions, including possible mergers, issuance of shares and compensation levels, without the approval of other shareholders. The decisions of our management may not be consistent with or in the best interests of other shareholders.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control.

Our Articles of Incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. Thus, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our stockholders have limited voting power compared to the holders of our Series B Preferred Stock.

Our former Chief Executive Officer, Gregory Lambrecht, and current Chief Executive Officer, Austen Lambrecht (father and son), are the sole holders of our Series B Preferred Stock and, along with their ownership of Class A Preferred Stock and common stock, own a substantial percentage of our Common Stock and control a majority of the voting power of our Company. For so long as Gregory and Austen Lambrecht each hold all of the shares of Series B Preferred Stock, Class A Preferred Stock, and Common Stock, they are expected to hold a majority of our outstanding voting power and they will control the outcome of matters submitted to a stockholder vote, including the appointment of all directors of the Company.

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Our management controls all corporate activities and can approve all transactions, including mergers, without the approval of other stockholders.

Our former Chief Executive Officer, Gregory Lambrecht, and current Chief Executive Officer, Austen Lambrecht (father and son), are the sole holders of our Series B Preferred Stock and, along with their ownership of Class A Preferred Stock and common stock that gives them the rights to a super majority of votes of our Company. Other members of our management also own shares of our Class A Preferred Stock. Therefore, our management effectively controls all corporate activities and can approve transactions, including possible mergers, issuance of shares and compensation levels, without the approval of other stockholders. The decisions of our management may not be consistent with or in the best interests of other stockholders.

This capital structure may have anti-takeover effects preventing a change in control transaction that the minority owners of our Common Stock might consider in their best interest.

The ability of our management to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Our management beneficially owns shares of Class A Preferred Stock and all of the shares Series B Preferred Stock that grants the holders a super majority vote in all shareholder matters. Because of this beneficial stock ownership, our management is in a position to continue to elect our board of directors, decide all matters requiring stockholder approval, including potential mergers or business changes, and determine our policies. The interests of our management may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The other shareholders would have no way of overriding decisions made by our management. This level of control may also have an adverse impact on the market value of our shares because our management may institute or undertake transactions, policies or programs that may result in losses, may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Risks Related to the Offering

Our Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

The Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

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Shareholders may be diluted significantly because of the issuance of convertible financial instruments through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations or other products. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. In addition, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders may further dilute common stock book value, and that dilution may be material.

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Equity Financing Agreement.

The sale of our common stock to GHS in accordance with the Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS Equity Financing Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon common stock put to GHS and the stock price discounted to GHS’s Purchase Price.

GHS will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the Financing Agreement will be purchased at a 20% discount, or 80% of the Market Price.

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the financing agreement.

The Market Price as of November 4, 2024 was $0.01225. At that price we would be able to sell shares to GHS under the Financing Agreement at the discounted price of $0.0098. At that discounted price, the additional 29,876,884 shares would only represent $292,793, which is far below the full amount of the Financing Agreement. In addition, any single drawdown must be at least $10,000 and cannot exceed $750,000 and any single drawdown may not exceed 200% of the average daily trading dollar volume of our Common Stock during the ten trading days preceding the put, which is approximately $25,615 on the date of this prospectus.

There could be unidentified risks involved with an investment in our securities.

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in the securities. Additional risks will likely be experienced that are not presently foreseen by us. Prospective investors must not construe this the information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire Prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment in us for an indefinite period of time and who can afford to lose their entire investment. We make no representations or warranties of any kind with respect to the likelihood of the success or the business of our Company, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in us.

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USE OF PROCEEDS

The Selling Shareholder will receive all of the proceeds from the sale of the shares of common stock offered by it under this prospectus. We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement.

DIVIDEND POLICY

We have not declared any cash dividends on our common stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board of Directors deems relevant.

DILUTION

As of November 5, 2024, we had 91,369,874 shares of Common Stock outstanding, 59,680,123 shares of Class A Preferred Stock outstanding, and 90 shares of Series B Preferred Stock outstanding. We are registering a total of 29,876,884 shares of Common Stock for resale by the GHS, the selling shareholder identified in this prospectus. Assuming the Registration Statement containing this prospectus is effective, the 29,876,884 shares of Common Stock issued to GHS under the Financing Agreement will be freely tradeable. The shares registered under this registration statement are not being offered for purchase by the Company. The shares are being registered on behalf of the selling stockholder pursuant to the Financing Agreement.

BUSINESS

Company Overview

1606 Corp., a Nevada corporation (the “Company,” “we,” or “us”) was incorporated in Nevada in February 2021 as a spin-off from Singlepoint Inc. in April 2021. We started by offering a tobacco- and nicotine-free smoking alternative called “1606 Original Hemp.” We started to sell hemp, aroma-free cigarettes, first by reselling the star brand, and eventually our own brand called “TRUZ.” The brands expanded to include “Singlez,” an individually packeted version of the TRUZ hemp cigarettes. This business has been discontinued.

In August of 2023, we decided to use our knowledge of the cannabidiol (“CBD”) industry to move into AI chatbots specifically made for the CBD industry. We partnered with ARXT Labs to create a proprietary Chatbot using AI to answer customer questions and recommend a product based on their answers and preferences. We then signed a distribution contract with Cool Blue Distribution to sell the service to CBD companies as well as offer their CBD expertise through Cool Blue’s owner, Don Flanagan. In late 2023, we debuted our first chat bot, “chatCBDW by CBDW AI,” and began signing up customers to test and implement the bot on their CBD websites.

With our corporate headquarters located in Phoenix, Arizona, our executive team experienced in CBD products, and our board’s knowledge of the technology and AI spaces, we believe we are positioned to become the market leader for AI Bot technology.

We also see the future potential for our chatbot technology to expand beyond the CBD industry to any industry with issues with consumer questions and indecisive over product choices. This includes the solar, beauty, and auto parts industries among many others.

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Distribution

We are focused on signing business to use our chatbot with a monthly recuring licensing fee model. Through a combination of our website, online ads, and email campaigns targeted towards CBD brands and retailers, we have cultivated considerable interest in our company and our AI chatbot technology.

We are also using independent sales organizations (“ISOs”) to sell the chatbot or include it in a package deal with their products. These ISOs include but are not limited to CBD distributors, website designers and builders, and payment processing services within and outside the CBD industry.

Our Strategy

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (“CAGR”) ranging from 33.2% to 38.1%, AI's global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com.1

The global CBD market is positioned for exponential growth, and e-commerce is at the heart of this expansion. By tailoring our chat bots to serve this niche, we believe we are well-poised to capitalize on this extraordinary growth trajectory. Our chatbots will empower both our shareholders and business partners to thrive in an ever-expanding market. The global CBD market size was valued at $6.4 billion in 2022 and is expected to grow at a compound annual growth rate (CAGR) of 16.2% from 2023 to 2030.2

We plan to contract with retailers and brands using a monthly licensing model. Our licensing model is designed with businesses in mind. It allows companies, particularly those in the CBD industry, to integrate our chatbots into their platforms seamlessly. This approach not only reduces the development burden on businesses but also expedites the deployment of AI-driven solutions, enhancing customer experiences without requiring extensive resources.

Products

We develop AI chatbot’s that are specifically designed to the industry and products for a retailer or brands. The bot is trained on industry specific questions and answers to give the most accurate information to costumers’ inquiries in a conversational and natural style. The bot is also uploaded with the ability to recommend products by using the conversation and costumers input to drive to a tailed product recommendation. The chatbot is tailored to the CBD industry currently but can be programmed to accommodate any consumer facing industry.

Our Competitive Strengths

We believe that our competitive strengths lie in three key areas:

Deep Expertise in AI

We boast a team of AI experts on the board and in the communications team, who have a combined 115 years of technology and tech project development experience. The team we have assembled consists of experts in every field including technology development, management, marketing and communications.

Industry Focus

Our technology is adaptable to various sectors such as CBD, solar, auto parts, health and beauty, and vitamins, for example.

Strong IP Portfolio

We own the intellectual property, ensuring long-term competitiveness and protecting our innovations.

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1 https://www.fortunebusinessinsights.com/industry-reports/artificial-intelligence-market-100114

2 https://capitalixe.com/blog/cbd-merchant-account-rising-above-risk/

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Government Regulation

Governments and other international organizations in various jurisdictions around the world (such as the legislative and regulatory institutions of the European Union) are adopting new laws, regulations and guidelines addressing data privacy and protection, including the processing (collection, storage, use, etc.) of personal information, cyber security, breach notification, risk management and reporting. These laws, regulations and guidelines may be inconsistent across jurisdictions and are subject to evolving and differing (sometimes conflicting) interpretations. In some cases, different sets of data privacy laws and regulations, such as the European Union’s General Data Protection Directive (“GDPR”), Israeli Privacy Law and the regulations promulgated thereunder (the “Israeli Privacy Law”), local laws and regulations and certain state laws in the U.S. on privacy, data and related technologies, such as the California Consumer Privacy Act (“CCPA”), as amended by the California Privacy Rights Act ("CPRA"), also govern the processing of personal information. Additionally, new state privacy laws may also apply.

Employees

We have one full-time employee, which includes our Chief Executive Officer, Austen Lambrecht. We retain the services of additional personnel on an independent contractor basis. We do not have any part-time employees, but we work with several consultants.

Corporate Information

Our principal offices are located at 2425 E. Camelback Rd., Suite 150, Phoenix, AZ, 85016. Our main telephone number is (602) 481-1544. Our website address is www.cbdw.ai. We have not incorporated by reference into this report the information that can be accessed through our website and you should not consider it to be part of this prospectus.

Legal Proceedings

From time-to-time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results could differ materially from those anticipated by these forward- looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Forward- Looking Statements.”

Plan of Operation

1606 Corp., a Nevada corporation (the “Company”), was incorporated in Nevada in February 2021 and spun-off from Singlepoint Inc. in April 2021. Management believes the assumptions made to carve out the Company’s underlying standalone financial statements from the consolidated Singlepoint results prior to the April 2021 spin-off are reasonable. Nevertheless, the financial statements may not include all the actual expenses that would have been incurred had the Company operated as a standalone company during the period prior to the spin-off. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

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In August 2023, we achieved our goal of creating a chatbot using AI technology to be placed on CBD retailers’ and brands’ websites. This chatbot is able to answer questions specifically tailored to the CBD industry and can be trained on client specific questions as well as trained to accommodate other industries. In addition to the ability to answer questions, the bot can use answers and customer feedback to recommend a product from the list uploaded by the client.

On August 17, 2023, we engaged AR XTLabs to help in development of an AI chatbot specifically designed for the CBD industry. The chatbot offers CBD and wellness merchants the ability to increase sales by providing product recommendations, track user behavior for inventory management, and ChatCBDW can also provide information on products and education around the clock. Our bot was built on Microsoft Azure by AR XTLabs, a state-of-the-art development company in the AI space. ChatCBDW is a proprietary bot fully integrated with ChatGPT, a state-of-the-art language model developed by OpenAI. This integration equips ChatCBDW with natural language processing (NLP) and machine learning capabilities, allowing lifelike conversations and intelligent product recommendations. It's designed to drive sales, educate audiences on products, and provide analytics on customer preferences and behavior, contributing to inventory management. The chat technology is enhanced through a patent possible process that tailors product recommendations to merchant specifications.

In September 2023, we partnered with Cool Blue Distribution, a leading CBD distributor, to better expand our CBD expertise and gain access hundreds of retailers and brands. The Company agreed to install the bot on Cool Blue’s website as the first beta tester of our new chatbot.

On October 31, 2023, we announced that the beta version of our ChatCBDW bot was live on our site as well as cool blue Distributions website. We are working towards getting CBD brands and retailors to sign up for the bot on a monthly basis.

We are focused on signing business to use the chatbot with a monthly recuring licensing fee model. We are using a combination of our website, online ads, and email campaigns targeted towards CBD brands and retailers, we have cultivated considerable interest in 1606 and our AI Chatbot technology.

We are also using ISO’s or independent sales organizations to sell the Chatbot or include it in a package deal with their products. These ISO’s include but are not limited to CBD Distributors, website designers and builders, and payment processing services within and outside the CBD industry.

Results from Operations – For the three months ended June 30, 2024, as compared to June 30, 2023

Net Revenue. For the three months ended June 30, 2024 and 2023, we generated revenues of $0 and $304, respectively.

Cost of Goods Sold. For the three months ended June 30, 2024 and 2023, cost of revenue was $0 and $3,556, respectively.

Gross Profit. As a result of the foregoing, we had a gross profit of $0 for the three months ended June 30, 2024, compared with a negative gross profit of $3,252 for the three months ended June 30, 2023.

Operating Expenses. For the three months ended June 30, 2024 and 2023, total operating expenses were $288,739 and $527,891, respectively. The decrease was primarily due to lower legal and professional expenses, lower wages, and write-off of investments during the three months ended June 30, 2023; there was no such write-off during the three months ended June 30, 2024.

Net Loss. For the three months ended June 30, 2024 and 2023, net loss was $339,192 and $533,664, respectively. The decrease in net loss was primarily due to lower operating expenses as discussed above.

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Results from Operations – For the six months ended June 30, 2024, as compared to June 30, 2023

Net Revenue. For the six months ended June 30, 2024 and 2023, we generated revenues of $7,195 and $1,474, respectively.

Cost of Goods Sold. For the six months ended June 30, 2024 and 2023, cost of goods sold was $7,313 and $4,781, respectively.

Gross Loss. As a result of the foregoing, we had a gross loss of $118 for the six months ended June 30, 2024, compared with a gross loss of $3,307 for the six months ended June 30, 2023.

Operating Expenses. For the six months ended June 30, 2024 and 2023, total operating expenses were $686,660 and $818,027, respectively. The decrease was primarily due to lower legal and professional expenses, lower wages, and write-off of investments during the six months ended June 30, 2023; there was no such write-off during the six months ended June 30, 2024.

Net Loss. For the six months ended June 30, 2024 and 2023, net loss was $625,629 and $826,376, respectively. The decrease in net loss was primarily due to lower operating expenses as discussed above.

Results from Operations – For the year ended December 31, 2023, as compared to December 31, 2022.

Net Revenue. For the year ended December 31, 2023 and 2022, we generated revenues of $1,603 and $13,944, respectively. The decrease in revenues was due primarily to the decrease in sales of hemp cigarettes.

Cost of Goods Sold. For the year ended December 31, 2023 and 2022, cost of revenue was $995 and $12,762, respectively.

Gross Profit. As a result of the foregoing, we had a gross profit of $608 for the year ended December 31, 2023, compared with a gross profit of $1,182 for the year ended December 31, 2022.

Operating Expenses. For the year ended December 31, 2023 and 2022, total operating expenses were $1,774,100 and $541,219, respectively. The increase was primarily due to write-off of investments, higher legal and professional expenses related to regulatory filings and listing of our common stock, higher advertising and marketing spend associated with efforts to expand distribution of our product offerings and higher salaries and wages.

Net Loss. For the year ended December 31, 2023 and 2022, net loss was $1,580,733 and $540,037, respectively. The increase in net loss was primarily due to higher operating expenses as discussed above.

Liquidity and Capital Resources

As of June 30, 2024, we have yet to achieve profitable operations, and while we hope to achieve profitable operations in the future, if not, we may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about our ability to continue as a going concern. Our principal sources of liquidity have been cash provided by operating activities, as well as our ability to raise capital. Our operating results for future periods are subject to numerous uncertainties and it is uncertain if we will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, we may not be able to achieve profitability. Our ability to continue in existence is dependent on our ability to achieve profitable operations.

To continue operations for the next 12 months, we will have a cash need of approximately $1,000,000. Should we not be able to fulfill our cash needs through the increase of revenue, we will need to raise money through outside investors through convertible notes, debt or similar instrument(s). Our plans to pay off current liabilities through sales and increasing revenue through sales of our services and or products, or through financing activities as mentioned above, although there is no guarantee that we will ultimately do so.

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Operating Activities

Net cash used in operating activities was $447,034 for the six months ended June 30, 2024, primarily as a result of our net loss of $625,629 and change in fair value of derivative liabilities of $369,573, offset by shares issued for services provided of $103,400 amortization of debt discount of $217,628, and net changes in operating assets and liabilities of $227,140.

Net cash used in operating activities was $424,092 for the six months ended June 30, 2023, primarily as a result of our net loss of $826,376, reduced by $193,003 for non-cash expense associated with grants of our common and Class A Preferred shares and $65,000 for the write-off of investments.

Net cash used in operating activities was $747,104 for the year ended December 31, 2023, primarily as a result of our net loss of $1,580,733 and change in fair value of derivative liabilities of $192,759, offset by shares issued for services provided of $288,546, financing costs of $200,616, $65,000 for the write-off of investments, amortization of debt discount of $119,324, and net changes in operating assets and liabilities of $352,862.

Net cash used in operating activities was $610,151 for the year ended December 31, 2022, primarily as a result of our net loss of $540,037, which was increased by net changes in operating assets and liabilities of $70,114.

Investing Activities

There was no cash used in investing activities during the six months ended June 30, 2024.

Net cash used in investing activities during the six months ended June 30, 2023, totaled $86,500. The Company made preliminary investments of $50,000 and $15,000 in two separate operating companies which were then subsequently written-off (see Note 5 of the Notes to Condensed Financial Statements for further details).  The $21,500 related to additional funds advanced to one of the target companies for which the Company now has Notes Receivable.

Net cash used in investing activities during the year ended December 31, 2023, totaled $86,500. The Company made preliminary investments of $50,000 and $15,000 in two separate operating companies which were then subsequently written off (see Note 6 of the Notes to the Financial Statements for further details). The $21,500 related to additional funds advanced to one of the target companies for which the Company now has Notes Receivable.

There was no cash used in investing activities during the year ended December 31, 2022.

Financing Activities

During the six months ended June 30, 2024, our financing activities provided cash of $473,097 primarily from the sale of the Company’s common stock and issuance of convertible notes.

During the six months ended June 30, 2023, our financing activities provided cash of $432,500 primarily from the sale of the Company’s common stock.

During the year ended December 31, 2023, our financing activities provided cash of $777,480, including $412,500 from the sale of our common stock, $149,480 in net proceeds from convertible notes, and $215,500 in proceeds from the note payable to our CEO.

For the year ended December 31, 2022, our financing activities provided cash of $705,673, including $543,173 resulting from additional borrowings from our CEO and $162,500 from the sale of our common stock.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Notes to the Financial Statements describes the significant accounting policies and methods used in the preparation of the Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the Financial Statements.

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Loss Contingencies

The Company is subject to various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired, or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to us to determine whether such accruals should be adjusted.

Income Taxes

The Company recognizes deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return benefits or consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled.

Recent Accounting Pronouncements

See Note 2 of the financial statements for discussion of Recent Accounting Pronouncements.

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recently Adopted Accounting Standards

None.

Purchase of Significant Equipment

We have not previously, nor do we intend to purchase any significant equipment during the next twelve months.

MANAGEMENT

The following table sets forth our executive officers and directors, their ages and position(s) with the Company.

Name	Age	Position
Austen Lambrecht	27	Chief Executive Officer, Chief Financial Officer and Director
Govindan Gowrishankar	59	Director
Venu Aravamudan	60	Director

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected annually by the Board of Directors (the “Board”) and serve at the discretion of the Board.

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Our CEO and CFO

Austen Lambrecht started at Singlepoint working with the company in research and development with the solar and hemp subsidiaries in the last half of 2020. After the spinoff from Singlepoint, he worked under the CEO at 1606 Corp in business development and acquisition. Mr. Lambrecht has been the Vice President of Operations since June of 2021. His responsibilities include sales, marketing, and investor relations. Mr. Lambrecht attended the W.P. Carey School of Business at Arizona State University with a focus on Sports Business from 2016 to 2020. He is the son of our CEO and CFO, Gregory Lambrecht.

Our Non-Executive Directors

Govindan Gowrishankar is an entrepreneur and experienced executive who has grown companies and teams. He is a strong business development professional, skilled in SAAS, Mobile Advertising, Mobile Content, Ecommerce, and Venture Capital. Mr. Gowrishankar has and does serve boards of both Public and Private companies. From 2013 to Present Gowri has been a board member of Tie Seattle.

Venu Aravamudan has more than 30 years of experience as a software engineering and products leader delivering leading edge offerings for enterprise customers. He was most recently SVP of engineering for Oracle's cloud platform and identity, leading a team of more than 1800 engineers from 2020-2022. Prior roles have included SVP & GM at F5 Networks where he developed the first generation of F5's cloud services offerings From 2017 to 2019, General Manager at Amazon/AWS RDS leading cloud database offerings, and similar senior roles at Limelight Networks, VMware, and Microsoft. Mr. Aravamudan has a master’s degree in applied Math from Rensselaer Polytechnic Institute (RPI) and an undergraduate in engineering from the Indian Institute of Technology (IIT).

There are no agreements that provide for the compensation of directors at this time.

There are no agreements with respect to electing directors. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Legal Proceedings

Besides the disclosure below, during the past ten years there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors or executive officers, and none of these persons has been involved in any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity, any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Code of Ethics

The Board has not adopted a Code of Ethics that applies to the registrant’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Committees of the Board of Directors

We have no separately designated standing audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board. The functions of those committees are currently undertaken by our Board. We expect to put into place a separately designated audit committee, compensation committee and nominating committee upon the completion of this offering.

The Board does not have an express policy with regard to the consideration of any director candidates recommended by stockholders since the Board believes that it can adequately evaluate any such nominees on a case-by-case basis; however, the Board will evaluate stockholder recommended candidates under the same criteria as internally generated candidates. Although the Board does not currently have any formal minimum criteria for nominees, substantial relevant business and industry experience would generally be considered important, as would the ability to attend and prepare for board, committee and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the board of directors.

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EXECUTIVE COMPENSATION

The following table shows the compensation awarded to, earned by, or paid to our named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)		Total ($)
Greg Lambrecht,	2023	250,000	(1)	250,000
Former CEO, CFO, and; Chairman	2022	-		-

(1)	All of the salary was accrued and unpaid.

CEO/CFO Employment Agreement

On May 10, 2021, the Company entered into an employment agreement with Greg Lambrecht (former Director, CEO, and CFO of the Company) to serve as Chief Operating Officer of the Company at an annual salary of $250,000. The agreement provides for a term of three years and will automatically be renewed for additional six month periods unless either party has provided written termination of the agreement at least 90 days prior to the expiration of such term. If employment is terminated as a result of death or Disability, the Company shall pay to the base salary and any accrued but unpaid bonus and expense reimbursement amounts through the date of his death or disability and a lump sum payment equal to one year of base salary (at the time his death or disability occurs) within 30 days of his death or disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause (as defined in the agreement), then the Company shall pay to the base salary through the date of his termination and shall have no further obligation to any other compensation or benefits. If employment is terminated by the Company (or its successor) upon the occurrence of a change of control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to the base salary for a period of twelve (12) months following such termination, (ii) pay the any accrued and any earned but unpaid bonus, (iii) pay the bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iv) pay expense reimbursement amounts through the date of termination. If employment is terminated by Mr. Lambrecht for Good Reason, or by the Company without Cause, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to six (6) times the then monthly base salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay the bonus Mr. Lambrecht would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination.

Effective February 28, 2024, we entered into a new Employment Agreement with Mr. Lambrecht. The term of the agreement is three years from the effective date, and will renew for six month periods automatically unless terminated by either party providing 90 days of prior written notice or for “Cause,” as defined in the agreement. Pursuant to the agreement, Mr. Lambrecht is entitled to an annual salary of $250,000. Mr. Lambrecht is also entitled to a bonus as determined by our Board of Directors, healthcare (once established by the Company), reimbursement of expenses, and 20 vacation days per year. Also, as an inducement to enter into the agreement, Mr. Lambrecht was awarded 60 shares of Series B Super Voting Preferred Stock (the “Series B Preferred Stock”) of the Company.

On May 28, 2024, Mr. Lambrecht resigned from all positions within the Company and the new Employment Agreement was terminated.

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Director Compensation

During the year ended December 31, 2023, no compensation awarded to, earned by, or paid to our non-executive directors.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Equity Compensation Plan Information

We have not adopted an equity compensation plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of November 5, 2024, certain information concerning the beneficial ownership of our capital stock, including our common stock, and Class A Convertible Preferred Stock, by:

•	each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;
•	each director;
•	each named executive officer;
•	all our executive officers and directors as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws. Unless otherwise specified the address for each of the above is 2425 E Camelback Rd., Suite 150, Phoenix, AZ 85016.

Our calculation of the percentage of beneficial ownership prior to this offering is based on 91,369,874 shares of common stock outstanding as of November 5, 2024, we also have 59,680,123 shares of Class A Preferred Stock and 90 shares of Series B Preferred Stock outstanding. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person or persons, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person or persons (and only such person or persons) by reason of these acquisition rights.

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Name	Shares of Common Stock	Percentage of Common Stock	Shares of Class A Preferred Stock	Percentage of Class A Preferred Stock	Shares of Series B Preferred Stock	Percentage of Series B Preferred Stock	Voting Percentage
Gregory Lambrecht, former CEO	5,589,282	6.12%	5,537,971	9.28%	-	-	*
Austen Lambrecht, current CEO	0	-	15,958,767	26.74%	90	100%	93.01%
Govindan Gowrishankar, director	38,001	*	4,010,001	6.72%	-	-	*
Venu Aravamudan, director	167,067	*	1,045,001	1.75%	-	-	*
Officers and Directors as a Group (4 individuals)	5,794,350	6.34%	26,551,740	44.49%	90	100%	94.35%

_________

* Less than 1%

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Except as disclosed below, for transactions with our executive officers and directors, please see the disclosure under “Item 11. Executive Compensation.” above.

Except as set out below, since the beginning of the Company’s last fiscal year, there have been no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following people had or will have a direct or indirect material interest:

•	Any director or executive officer of the Company;

•	Any immediate family member of a director or executive officer of the Company; and

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock.

During the years ended December 31, 2023 and 2022, the Company borrowed $215,500 and $540,000, respectively in a series of cash payments from the Company’s former CEO in exchange for the issuance of a promissory note. The promissory note is not secured by Company assets, does not bear interest and is due in full on March 15, 2025. The promissory note totaled $950,550 at December 31, 2023.

During the year ended December 31, 2023, a total of 200,001 shares of Class A Preferred Stock were issued to our current CEO, Austen Lambrecht, the son of Greg Lambrecht, our former Chief Executive Officer. In addition, one share of Class A Preferred Stock was issued to Greg Lambrecht and each of the two other members of the Company’s Board of Directors for services provided.

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On September 19, 2024, the Board of Directors approved the award of 2,000,000 shares of Class A Preferred Stock to Austen Lambrecht and 1,000,000 shares of Class A Preferred Stock to each of Govindan Gowrishankar and Venu Aravamudan for director services provided.

On February 28, 2024, we entered into an Employment Agreement with Austen Lambrecht, our former Vice President and current CEO. The term of the agreement is three years from the effective date, and will renew for six month periods automatically unless terminated by either party providing 90 days of prior written notice or for “Cause,” as defined in the agreement. Pursuant to the agreement, Mr. Lambrecht is entitled to an annual salary of $97,000. Mr. Lambrecht is also entitled to a bonus as determined by our Board of Directors, healthcare (once established by the Company), reimbursement of expenses, and 20 vacation days per year. Also, as an inducement to enter into the agreement, Mr. Lambrecht was awarded 30 shares of Series B Preferred Stock.

During the six months ended June 30, 2024, a total of 90 shares of Series B preferred stock was issued to the Company’s Chief Executive Officer, Austen Lambrecht, and to the Company’s former Chief Executive Officer, Greg Lambrecht as Compensation for Services. On June 14, 2024, Gregory Lambrecht, gifted 60 shares of the Company’s Series B Preferred Stock to Austen Lambrecht.

During the six months ended June 30, 2024, a total of 40,000 shares of Class A preferred stock was issued to the members of the Company’s Board of Directors for services provided. The value of all these shares was determined to be $60,000 based on an assumed conversion at a one-for-25 ratio of the Class A preferred stock for common shares and the closing market price of the common shares on the date of grant.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $7,928 and $6,346 at June 30, 2024 and December 31, 2023, respectively.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $7,137 and $6,346 at March 31, 2024 and December 31, 2023, respectively.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors.”

We currently have not established any committees of the Board of Directors. Our Board of Directors may designate from among its members an executive committee and one or more other committees in the future. We do not have a nominating committee or a nominating committee charter. Further, we do not have a policy with regard to the consideration of any director candidates recommended by security holders. To date, other than as described above, no security holders have made any such recommendations. The entire Board of Directors performs all functions that would otherwise be performed by committees. Given the present size of our board it is not practical for us to have committees. If we are able to grow our business and increase our operations, we intend to expand the size of our board and allocate responsibilities accordingly.

DESCRIPTION OF OUR SECURITIES

The following is a summary of the material provisions of our common stock, and our articles of incorporation, and bylaws, all as in effect upon the date of this prospectus. You should also refer to our articles of incorporation, and bylaws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

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Capital Stock

The Company’s authorized capital stock consists of 5,000,000,000 shares of common stock at $0.0001 par value per share and 100,000,000 shares of Preferred Stock at $0.0001 par value per share. The Company has designated 60,000,000 shares of Preferred Stock as Class A Convertible Preferred Stock (the “Class A Preferred Stock”) and 100 shares of Preferred Stock as Series B Super Voting Preferred Stock (the “Series B Preferred Stock”). The remaining 39,999,900 shares of Preferred Stock remain undesignated.

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Company’s Annual Shareholders’ Meeting. An amendment of the Company’s Articles of Incorporation, however, requires the affirmative vote of a majority of the Company’s total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at the Company’s election.

Preferred Stock

Class A Preferred Stock

As of the date of this prospectus, the Company has 59,680,123 shares of Class A Preferred Stock outstanding, of which 5,589,282 shares are held by the Company’s former CEO and 15,958,767 shares are held by our current CEO. Current management and the former officers and directors of Singlepoint hold the remaining outstanding shares of Class A Preferred Stock. The Class A Preferred Stock has the following material rights and preferences (as are more fully set forth in the Certificate of Designation of the Class A Preferred Stock).

Ranking

The Class A Preferred Stock ranks, as to dividends and upon liquidation, senior and prior to the common stock of the Company.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Class A Preferred Stock are entitled, out of the assets of the Company legally available for distribution, to receive, before any payment to the holders of shares of common stock or any other class or series of stock ranking junior, an amount per share equal to $1.00.

Voting

Each share of Class A Preferred Stock entitles the holder thereof to 50 votes on any matters requiring a shareholder vote of the Company.

Conversion

Each share of our Class A Preferred Stock is convertible into common stock on a one for 25 basis at the option of the holder.

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Series B Super Voting Preferred Stock

As of the date of this Offering Circular, the Company has 90 shares of Class B Preferred Stock outstanding, of which 90 shares are held by the Company’s CEO.

Ranking

All shares of the Series B Super Voting Preferred Stock rank pari passu to the Company’s Common Stock, and any other class or series of capital stock of the Company created in the future.

Liquidation

Upon the occurrence of a “Liquidation Event,” the holders of Series B Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series B Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends.

Voting

A.

If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, will have voting rights equal to 10 times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting.

B.	Each individual share of Series B Preferred Stock will have the voting rights equal to:

[ten times the sum of: {all shares of Common Stock issued and outstanding at the time of voting + the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting}]

Divided by:

[the number of shares of Series B Preferred Stock issued and outstanding at the time of voting]

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Articles of Incorporation or Bylaws.

Conversion

The Series B Preferred Stock are not convertible into any other securities of the Company.

Transferability

There are no transfer restrictions on the Series B Preferred Stock except for compliance with federal and state securities laws.

Transfer Agent and Registrar

West Coast Stock Transfer is serving as our transfer agent and registrar. They are located at 721 N. Vulcan Ave #205, Encinitas, CA 92024.

Dividends

We have never declared or paid dividends. We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends, if any, on our common stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.

33

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Pursuant to the Articles of Incorporation and By-Laws of the Company, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner, he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Business Legal Advisors, LLC, which has acted as our counsel in connection with this offering, will pass on certain legal matters with respect to U.S. federal law in connection with this offering. The principal attorney, Brian Higley, does not own any shares of our Common Stock.

EXPERTS

The consolidated financial statements for the Company as of December 31, 2023 and 2022 and for the years then ended included in this prospectus have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the filed exhibits may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referenced above. We will make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website is not part of this prospectus.

34

F-1

1606 CORP.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
Assets	2024	2023
Current Assets	(Unaudited)
Cash	$75,004	$48,941
Accounts receivable	2,762	3,600
Notes receivable	21,500	21,500
Inventory	72,769	72,853
Prepaids and other current assets	23,629	1,444
Total Current Assets	195,664	148,338

Total Assets	$195,664	$148,338

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$494,768	$295,041
Accrued interest	45,404	10,086
Note payable to related party	63,456	63,456
Convertible notes, net of discount	231,599	51,086
Derivative liability	62,520	193,026
Total Current Liabilities	897,747	612,695

Long Term Debt
Note payable to shareholder	1,220,550	950,550
Total Long Term Debt	1,220,550	950,550

Total Liabilities	2,118,297	1,563,245

Stockholders’ Deficit
Undesignated Preferred Stock, par value $0.0001; 39,999,900 authorized; no shares issued and outstanding	-	-
Class A Convertible Preferred Stock, par value $0.0001 per share, 60,000,000 shares authorized; 55,920,127 and 56,282,599 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	5,593	5,628
Class B Convertible Preferred Stock, par value $0.0001 per share, 100 shares authorized; 90 and 0 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	-	-
Common stock, par value $0.0001 per share, 5,000,000,000 shares authorized; 75,545,390 and 58,582,469 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	7,554	5,858
Additional Paid-in Capital	1,111,880	995,638
Accumulated Deficit	(3,047,660)	(2,422,031)
Total Stockholders’ Deficit	(1,922,633)	(1,414,907)
Total Liabilities and Stockholders’ Deficit	$195,664	$148,338

 The accompanying notes are an integral part of these unaudited condensed financial statements.

4

1606 CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Revenue, net of discounts	$-	$304	$7,195	$1,474

Cost of goods sold	-	3,556	7,313	4,781

Gross profit (loss)	-	(3,252)	(118)	(3,307)

Operating Expenses
Selling, general and administrative	288,739	462,891	686,660	753,027
Write-off of investments	-	65,000	-	65,000
Total operating expenses	288,739	527,891	686,660	818,027

Operating loss	(288,739)	(531,143)	(686,778)	(821,334)

Other Expenses
Interest expense	(128,435)	(2,521)	(308,424)	(5,042)
Change in fair value of derivative liabilities	77,982	-	369,573	-
Total other expenses	(50,453)	(2,521)	61,149	(5,042)

Loss from operations before income taxes	(339,192)	(533,664)	(625,629)	(826,376)

Provision for income taxes	-	-	-	-

Net Loss	$(339,192)	$(533,664)	$(625,629)	$(826,376)

Net loss per share – basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.02)

Weighted average common shares – basic and diluted	50,843,473	44,326,744	52,962,639	43,541,222

The accompanying notes are an integral part of these unaudited condensed financial statements.

5

1606 Corp.

CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Unaudited)

Three Months Ended June 30, 2023	Class A Convertible		Class B Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of March 31, 2023	56,432,595	$5,643	-	-	43,213,519	$4,321	$648,783	$(1,134,010)	$(475,263)
Share conversions	200,004	20	-	-	1,500,000	150	142,833	-	143,003
Common stock issued for cash	-	-	-	-	1,445,087	145	49,855	-	50,000
Net loss	-	-	-	-	-	-	-	(533,664)	(533,664)
Balance as of June 30, 2023	56,632,599	$5,663	-	$-	46,158,606	$4,616	$841,471	$(1,667,674)	$(815,924)

Three Months Ended June 30, 2024	Class A Convertible		Class B Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of March 31, 2024	56,207,827	$5,621	90	$-	65,881,177	$6,588	$1,084,916	$(2,708,468)	$(1,611,343)
Share conversions	(287,700)	(28)	-	-	7,192,500	718	(690)	-	-
Common stock issued for services	-	-	-	-	400,000	40	13,360	-	13,400
Common stock issued note conversion	-	-	-	-	2,071,713	208	40,729	-	40,937
Settlement of derivative liability	-	-	-	-	-	-	(26,435)	-	(26,435)
Net loss	-	-	-	-	-	-	-	(339,192)	(339,192)
Balance as of June 30, 2024	55,920,127	$5,593	90	$-	75,545,390	$7,554	$1,111,880	$(3,047,660)	$(1,922,633)

6

Six Months Ended June 30, 2023	Class A Convertible		Class B Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	56,635,000	$5,663	-	$-	37,428,394	$3,742	$236,842	$(841,298)	$(595,051)
Share conversions	(202,405)	(20)	-	-	5,060,125	506	(486)	-	-
Preferred stock issued for services	200,004	20	-	-	-	-	109,982	-	110,002
Common stock issued for cash	-	-	-	-	725,000	73	412,427	-	412,500
Common stock issued for services	-	-	-	-	2,945,087	295	82,706	-	83,001
Net loss	-	-	-	-	-	-	-	(826,376)	(826,376)
Balance as of June 30, 2023	56,632,599	$5,663	-	$-	46,158,606	$4,616	$841,471	$(1,667,674)	$(815,924)

Six Months Ended June 30, 2024	Class A Convertible		Class B Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2023	56,282,599	$5,628	-	$-	58,582,469	$5,858	$995,638	$(2,422,031)	$(1,414,907)
Share conversions	(402,472)	(39)	-	-	10,061,800	1,005	(966)	-	-
Common stock issued for cash	-	-	-	-	3,929,408	393	124,613	-	125,006
Common stock issued for services	-	-	-	-	900,000	90	43,310	-	43,400
Common stock issued note conversion	-	-	-	-	2,071,713	208	40,729	-	40,937
Preferred stock issued for services	40,000	4	90	-	-	-	59,996	-	60,000
Settlement of derivative liability	-	-	-	-	-	-	(151,440)	-	(151,440)
Net loss	-	-	-	-	-	-	-	(625,629)	(625,629)
Balance as of June 30, 2024	55,920,127	$5,593	90	$-	75,545,390	$7,554	$1,111,880	$(3,047,660)	$(1,922,633)

The accompanying notes are an integral part of these unaudited condensed financial statements.

7

1606 CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(625,629)	$(826,376)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for services provided	103,400	193,003
Amortization of debt discount	217,628	-
Change in fair value of derivative liabilities	(369,573)	-
Write-off of investments	-	65,000
Changes in operating assets and liabilities:
Accounts receivable	838	(3,600)
Inventory	84	(16,028)
Prepaids & other current assets	(22,185)	13,577
Accounts payable and accrued liabilities	199,727	13,207
Accrued expenses	-	132,083
Accrued interest	48,676	5,042
Net cash used in operating activities	(447,034)	(424,092)

Cash Flows from Investing Activities
Increase in operating companies	-	(65,000)
Investment in note receivable	-	(21,500)
Net cash used in investing activities	-	(86,500)

Cash Flows from Financing Activities
Increase in note payable to shareholder	270,000	20,000
Proceeds from convertible notes	289,500	-
Repayment of convertible notes	(211,409)	-
Proceeds from sale of common stock	125,006	412,500
Net cash provided by financing activities	473,097	432,500

Net increase (decrease) in cash	26,063	(78,092)

Cash, beginning of period	48,941	105,065

Cash, end of period	$75,004	$26,973

Supplemental disclosures of cash items
Interest paid	$-	$-
Income tax paid	$-	$-

Supplemental schedule of non-cash investing and financing activities
Discount on convertible notes payable from derivative liability	$87,627	$-
Settlement of derivative liability	$151,440	$-
Common stock issued note conversion	$40,937	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

8

1606 Corp.

Notes to Condensed Financial Statements

NOTE 1 - DESCRIPTION OF BUSINESS

Corporate History

1606 Corp. (“1606” or the “Company”) was formed in February 2021 and was a division of Singlepoint Inc. (“Singlepoint”) until April 2021, when Singlepoint spun off 1606, whereby each holder of common stock and Class A preferred stock of Singlepoint received one share of unregistered and restricted common stock or Class A preferred stock of the Company for each such share owned of Singlepoint.

Business

The Company is an AI Chatbot company specializing in merchandizing bot specifically built for the CBD industry and AI Chatbots for public companies.

Going Concern

The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern. As of June 30, 2024, the Company has yet to achieve significant profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. The condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on its ability to develop its business and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company’s financial position as of June 30, 2024 and December 31, 2023, and the results of the Company’s operations for the interim periods presented. We follow the same accounting policies when preparing quarterly financial data as we use for preparing annual data. These statements should be read in conjunction with the financial statements and the notes included in our latest annual report on Form 10-K for the year ended December 31, 2023, and our other reports on file with the Securities and Exchange Commission (“SEC”).

Management believes the assumptions underlying the Company’s standalone condensed financial statements are reasonable. Nevertheless, the accompanying condensed financial statements may not include all the actual expenses that would have been incurred had the Company operated as a standalone company during the periods presented, and may not reflect the Company’s results of operations, financial position and cash flows had the Company operated as a standalone company during the periods presented. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates.

Cash

Cash consists of highly liquid investments with an original maturity of three months or less.

9

Accounts Receivable and Credit Policy

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Management of the Company considers all receivables collectable. Uncollectable accounts are charged to expense when the account is determined to be uncollectable. The allowance is provided based upon a review of the individual accounts outstanding, prior history of uncollectable accounts receivable and existing economic conditions. At June 30, 2024 and December 31, 2023, the allowance for doubtful accounts balance is $0.

Inventory

Inventories are valued at the lower of cost or net realizable value, and consist primarily of hemp products. The Company’s inventory as of June 30, 2024 and 2023 consisted of finished hemp products. At each balance sheet date, the Company evaluates inventories for excess quantities, obsolescence, or shelf-life expiration. This evaluation includes analysis of historical sales levels by product, projections of future demand and the risk of technological or competitive obsolescence for products. To the extent that management determines there is excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value of this inventory to the lower of cost or net realizable value. No such adjustments were deemed necessary during the periods presented.

Revenue Recognition

The Company, which has adopted ASC 606 “Revenue from Contracts with Customers”, derives its revenues primarily from the sale of hemp products at a point in time. Revenues are recognized when control of these products is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and the Company's performance obligations have been met. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Any shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing components as payment is received at or shortly after the point of sale.

Cost of Goods Sold and Selling, General and Administrative Expenses

Costs associated with the production and procurement of product are included in cost of goods sold, including shipping and handling costs such as inbound freight costs, purchasing, and receiving costs, inspection costs and other product procurement related charges. All other expenses are included in selling, general and administrative expenses, as the predominant expenses associated therewith are general and administrative in nature.

Net Loss Per Common Share

Basic loss per share data is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share data is computed using the weighted-average number of common and dilutive common-equivalent shares outstanding during the period. Dilutive common-equivalent shares consist of shares that would be issued upon the exercise of stock options and other common stock equivalents, computed using the treasury stock method, and are excluded from the calculation of weighted average dilutive common shares, to the extent they are issued and outstanding, because their effect would be anti-dilutive. The number of potentially dilutive shares excluded from the calculation of diluted earnings per share were 2,265,400 related to the Company’s Class A preferred stock. These shares were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive.

At June 30, 2024 and December 31, 2023, 75,545,390 and 58,582,469 shares of the Company’s common stock were outstanding, respectively. These share amounts are utilized for the calculation of basic and diluted earnings per share for years then ended.

Selling and Marketing

Selling and marketing costs are expensed as incurred and are reported under selling, general and administrative in the accompanying condensed statements of operations. Selling, general and administrative costs were $686,660 and $753,027 during the six months ended June 30, 2024 and 2023, respectively.

Fair Value Measurement

ASC Topic 820, “Fair Value Measurement”, requires that certain financial instruments be recognized at their fair values at our balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Financial Instruments.”

10

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company did not have any Level 1 or Level 2 assets and liabilities at June 30, 2024 or December 31, 2023. The Derivative liabilities are Level 3 fair value measurements.

The following is a summary of activity of Level 3 liabilities for the period ended June 30, 2024:

Balance - December 31, 2023	$193,026
Additions	87,627
Settlements	151,440
Change in fair value	(369,573)
Balance - June 30, 2024	$62,520

During 2023 and 2024, the Company issued note payable agreements which contain conversion provisions meeting the definition of a derivative liability which therefore require bifurcation. Further, pursuant to the Company’s contract ordering policy, equity linked instruments subsequently issued resulted in derivative liabilities.

At June 30, 2024, the Company estimated the fair value of the conversion feature derivatives embedded in the notes payable and warrants based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock of $0.0440; risk-free interest rates ranging from 5.20% to 5.45%; expected volatility of the Company’s common stock ranging from 112% to 117% based on the volatility of comparable publicly traded entities; and exercise prices ranging from $0.02 to $0.0215; and terms of four to nine months.

At December 31, 2023, the Company estimated the fair value of the conversion feature derivatives embedded in the notes payable and warrants based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock of $0.0285; risk-free interest rates ranging from 4.79% to 5.03%; expected volatility of the Company’s common stock ranging from 110% to 204% based on the volatility of comparable publicly traded entities; and exercise prices of $0.0182; and terms of eight to twelve months.

Segment reporting

The Company operates in a single business segment. As a result, the Company’s operations are a single reportable segment, which is consistent with the Company’s internal management reporting.

Income Taxes

In December 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. The Company will adopt ASU 2023-09 in its fourth quarter of 2026. ASU 2023-09 allows for adoption using either a prospective or retrospective transition method.

Recent Accounting Pronouncements

The Company has considered the potential impact of recent accounting pronouncements and has not identified any that are expected to have a material impact on the financial statements.

11

NOTE 3 – RELATED PARTY TRANSACTIONS

Related Party Transactions

During the six months ended June 30, 2024, a total of 40,000 shares of Class A preferred stock was issued to the members of the Company’s Board of Directors for services provided. The value of all these shares was determined to be $60,000 based on an assumed conversion at a one-for-25 ratio of the Class A preferred stock for common shares and the closing market price of the common shares on the date of grant.

During the six months ended June 30, 2024, a total of 90 shares of Series B preferred stock was issued to the Company’s Chief Executive Officer, Austen Lambrecht, and to the Company’s former Chief Executive Officer, Greg Lambrecht as Compensation for Services. On June 14, 2024, Gregory Lambrecht, gifted 60 shares of the Company’s Series B Preferred Stock to Austen Lambrecht.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $7,928 and $6,346 at June 30, 2024 and December 31, 2023, respectively.

NOTE 4 – DEBT

Promissory Notes Payable - Related Party

During the six months ended June 30, 2024 and 2023, the Company borrowed $270,000 and $2,521, respectively, in a series of cash payments from the Company’s Former CEO in exchange for the issuance of a promissory note. The promissory note is not secured by Company assets, does not bear interest and is due in full on March 15, 2025. The promissory note totals $1,220,550 at June 30, 2024.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $7,928 and $6,346 at June 30, 2024 and December 31, 2023, respectively.

Convertible Notes Payable

From January 19, 2024, to June 21, 2024, the Company issued five notes payable which, upon an event of default, contain a conversion feature meeting the definition of a derivative liability.  Pursuant to the Company’s contract ordering policy, the conversion features were valued at $87,627 upon issuance and recorded as a derivative liability, resulting in additional debt discounts totaling $87,627.

During the six months ended June 30, 2024, the Company made payments on convertible notes payable and a note payable, resulting in a settlement of derivative liabilities totaling $151,440.

During the six months ended June 30, 2024, the Company amortized $47,204 of debt discount resulting in an unamortized debt discount of $58,385 and carrying value of $231,599 as of June 30, 2024. Accrued interest as of June 30, 2024 was $37,476.

Scheduled maturities of debt remaining as of June 30, 2024 for each respective fiscal year end are as follows:

2024	$295,055
2025	1,220,550
Total	$1,515,605

NOTE 5 - CAPITAL STOCK

Capital Stock

As of June 30, 2024, the Company’s authorized capital stock consists of 5,000,000,000 shares of common stock at $0.0001 par value per share and 100,000,000 shares of preferred stock at $0.0001 par value per share. The Company has designated 60,000,000 shares of preferred stock as Class A convertible preferred stock (the “Class A Preferred Stock”), and 100 shares of preferred stock as Series B super voting preferred stock (the “Series B Preferred Stock”). The remaining 39,999,900 of preferred stock remains undesignated.

As of June 30, 2024, there were 55,920,127 shares of the Class A Preferred Stock, 90 shares of the Series B Preferred Stock and 75,545,390 shares of common stock issued and outstanding.

12

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Company’s Annual Shareholders’ Meeting. An amendment of the Company’s Articles of Incorporation, however, requires the affirmative vote of a majority of the Company’s total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at the Company’s election.

During the six months ended June 30, 2024, the Company issued 16,962,921 shares of its common stock, including:

-	10,061,800 shares of its common stock upon conversion of 402,472 shares of Class A preferred stock;
-	3,929,408 shares of its common stock for a total purchase price of $125,006;
-	900,000 shares of its common stock for various services provided, valued at $43,400 based on the closing market price of the common shares on the grant date;
-	2,071,713 shares of its common stock upon conversion of convertible notes in the amount of $40,937.

Class A Preferred Stock

The Class A preferred stock has certain material rights and preferences (as is more fully set forth in the Certificate of Designation of the Class A Preferred Stock).

During the six months ended June 30, 2024, a total of 40,000 shares of Class A preferred stock was issued to the members of the Company’s Board of Directors for services provided. The value of all these shares was determined to be $60,000 based on an assumed conversion at a one-for-25 ratio of the Class A preferred stock for common shares and the closing market price of the common shares on the date of grant.

During the six months ended June 30, 2024, 402,472 shares of Class A preferred stock were converted into 10,061,800 common shares.

As of June 30, 2024, the Company had 55,920,127 shares of Class A preferred stock outstanding, of which 31,102,596 shares are held by the Company’s CEO. The former officers and directors of Singlepoint hold the remaining shares of the Class A preferred stock.

Ranking

The Class A preferred stock ranks, as to dividends and upon liquidation, senior and prior to the common stock of the Company.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Class A preferred stock are entitled, out of the assets of the Company legally available for distribution, to receive, before any payment to the holders of shares of common stock or any other class or series of stock ranking junior, and amount per share equal to $1.00.

Voting

Each share of Class A preferred stock entitles the holder thereof to 50 votes on any matters requiring a shareholder vote of the Company.

Conversion

Each share of our Class A preferred stock is convertible into common stock on a one-for-25 basis at the option of the holder.

Series B Super Voting Preferred Stock

The Series B preferred stock has certain material rights and preferences (as is more fully set forth in the Certificate of Designation of the Series B Preferred Stock).

During the six months ended June 30, 2024, a total of 90 shares of Class A preferred stock was issued to the two members of the Company’s Board of Directors.

As of June 30, 2024, the Company had 90 shares of Series B preferred stock outstanding.

13

Dividends

There will be no dividends due or payable on the Series B Preferred Stock.

Liquidation Rights

Upon the occurrence of a “Liquidation Event,” the holders of Series B Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series B Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. “Liquidation Event” means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Company, (ii) the purchase or redemption by the Company of shares of any class of stock or the merger or consolidation of the Company with or into any other corporation or corporations, or (iii) the sale, license or lease of all or substantially all, or any material part of, the Company’s assets.

Conversion Rights

The shares of Series B Preferred Stock are not convertible into shares of the Company’s Common Stock.

Voting Rights

If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, shall have voting rights equal to 10 times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting.

Each individual share of Series B Preferred Stock shall have the voting rights equal to:

[ten times the sum of: {all shares of Common Stock issued and outstanding at the time of voting + the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting}]

Divided by:

[the number of shares of Series B Preferred Stock issued and outstanding at the time of voting]

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Articles of Incorporation or Bylaws.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Legal Proceedings and Other Claims

From time to time, we are a party to claims and actions for matters arising out of our business operations. We regularly evaluate the status of the legal proceedings and other claims in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss, or an additional loss, may have been incurred and determine if accruals are appropriate. If accruals are not appropriate, we further evaluate each legal proceeding to assess whether an estimate of possible loss or range of possible loss can be made for disclosure. Although the outcome of claims and litigation is inherently unpredictable, we believe that we have adequate provisions for any probable and estimable losses. It is possible, nevertheless, that our financial position, results of operations or liquidity could be materially and adversely affected in any particular period by the resolution of a claim or legal proceeding. Legal expenses related to defense, negotiations, settlements, rulings, and advice of outside legal counsel are expensed as incurred.

Employment Agreements

Effective February 28, 2024, the Company entered into the Employment Agreement with Gregory Lambrecht, the Company’s Chief Executive Officer (the “CEO Agreement”). The term of the CEO Agreement is three years from the effective date, and will renew for six month periods automatically unless terminated by either party providing 90 days of prior written notice or for “Cause,” as defined in the CEO Agreement. Pursuant to the CEO Agreement, Mr. Lambrecht is entitled to an annual salary of $250,000. Mr. Lambrecht is also entitled to a bonus as determined by the Company’s Board of Directors, healthcare (once established by the Company), reimbursement of expenses, and 20 vacation days per year. Also, as an inducement to enter into the CEO Agreement, Mr. Lambrecht was issued 60 shares of Series B Preferred Stock of the Company.

Effective May 28, 2024, Gregory Lambrecht resigned as the Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of the Company.

14

Effective February 28, 2024, the Company entered into the Employment Agreement with Austen Lambrecht, the Company’s Vice President (the “VP Agreement”). The term of the VP Agreement is three years from the effective date, and will renew for six month periods automatically unless terminated by either party providing 90 days of prior written notice or for “Cause,” as defined in the VP Agreement. Pursuant to the VP Agreement, Mr. Lambrecht is entitled to an annual salary of $97,000. Mr. Lambrecht is also entitled to a bonus as determined by the Company’s Board of Directors, healthcare (once established by the Company), reimbursement of expenses, and 20 vacation days per year. Also, as an inducement to enter into the VP Agreement, Mr. Lambrecht was issued 30 shares of Series B Preferred Stock of the Company.

Effective May 28, 2024, the Board of Directors of the Company (with Austen Lambrecht abstaining) appointed Austen Lambrecht as Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer), and Chairman of the Board of the Company.

In February 2023, the Company entered into an employment agreement with Austen Lambrecht. The agreement provides that Austen Lambrecht would serve as Vice President for a term of three years at an annual salary of Eighty-Five Thousand Dollars ($85,000), with an incentive bonus and stock options as determined by the Board of Directors. The agreement automatically renews for additional six-month periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term. The agreement also provides for compensation under certain severance and change of control circumstance of twelve months of salary and other bonus dollars that may be due.

In May 2021, the Company entered into an employment agreement with Greg Lambrecht. The agreement provides that Mr. Lambrecht would serve as Chief Executive Officer Company for a term of three years at an annual salary of Two Hundred Fifty Thousand Dollars ($250,000), and an incentive bonus as determined by the Board of Directors. The agreement automatically renews for additional six-month periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term.

NOTE 7 – SUBSEQUENT EVENTS

Management of the Company has performed a review of all events and transactions occurring after June 30, 2024 for items that would require adjustment to or disclosure in the accompanying condensed financial statements. Noting a $70,150 convertible promissory note that was entered into on July 22, 2024 and the Company issued 5,337,924 shares of common stock to GHS investments, LLC for aggregate considerations of $131,405.68.

F-13

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

1606 Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of 1606 Corp. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ deficit and parent’s net investment, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Turner, Stone & Company, L.L.P.

We have served as the Company's auditor since 2021.

Dallas, Texas

April 16, 2024

F-14

1606 CORP.

BALANCE SHEETS

	December 31,	December 31,
Assets	2023	2022
Current Assets
Cash	$48,941	$105,065
Accounts receivable	3,600	-
Notes receivable	21,500	-
Inventory	72,853	113,174
Prepaids and other current assets	1,444	13,577
Total Current Assets	148,338	231,816

Total Assets	$148,338	$231,816

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$295,041	$25,188
Accrued Interest	10,086	3,173
Note payable to related party	63,456	63,456
Convertible notes, net of discount	51,086	-
Derivative liability	193,026	-
Total Current Liabilities	612,695	91,817

Long Term Liabilities
Note payable to stockholder	950,550	735,050
Total Long Term Liabilities	950,550	735,050

Total Liabilities	1,563,245	826,867

Stockholders’ Equity
Undesignated Preferred Stock, par value $0.0001; 40,000,000 authorized; no shares issued and outstanding	-	-
Class A Convertible Preferred Stock, par value $0.0001 per share, 60,000,000 shares authorized; 56,282,599 and 56,635,000 shares issued and outstanding, respectively	5,628	5,663
Common Stock, par value $0.0001 per share, 5,000,000,000 shares authorized, 58,582,469 and 37,428,394 shares issued and outstanding, respectively	5,858	3,742
Additional paid-in capital	995,638	236,842
Accumulated deficit	(2,422,031)	(841,298)
Total Stockholders’ Equity	(1,414,907)	(595,051)
Total Liabilities and Stockholders’ Equity	$148,338	$231,816

The accompanying notes are an integral part of these financial statements.

F-3

1606 CORP.

 STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
Revenue, net of discounts	$1,603	$13,944

Cost of goods sold	995	12,762

Gross profit	608	1,182

Operating Expenses
Selling, general and administrative	1,709,100	541,219
Write-off of investments	65,000	-
Total operating expenses	1,774,100	541,219

Operating loss	(1,773,492)	(540,037)

Other Income
Change in fair value of derivative liabilities	192,759	-
Total other income	192,759	-

Loss from operations before income taxes	(1,580,733)	(540,037)

Provision for income taxes	-	-

Net Loss	$(1,580,733)	$(540,037)

Net loss per share – basic and diluted	$(0.03)	$(0.01)

Weighted average common shares – basic and diluted	47,322,946	37,144,459

 The accompanying notes are an integral part of these financial statements.

F-4

1606 CORP.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

Year Ended December 31, 2022	Class A Convertible				Additional		Total
	Preferred Stock		Common stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2021	56,635,000	$5,663	37,103,394	$3,710	$74,374	(301,261)	$(217,514)
Net loss	-	-	-	-	-	(540,037)	(540,037)
Balance as of December 31, 2022	56,635,000	$5,663	37,428,394	$3,742	$236,842	$(841,298)	$(595,051)

Year Ended December 31, 2023	Class A Convertible				Additional		Total
	Preferred Stock		Common stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2022	56,635,000	$5,663	37,428,394	$3,742	$236,842	$(841,298)	$(595,051)
Share conversions	(552,405)	(55)	13,810,125	1,381	(1,326)	-	-
Preferred stock issued for services	200,004	20	-	-	109,982	-	110,002
Common stock issued for cash	-	-	825,000	83	412,417	-	412,500
Common stock issued for services	-	-	6,518,950	652	177,892	-	178,544
Settlement of derivative liability	-	-	-	-	59,831	-	59,831
Net loss	-	-	-	-	-	(1,580,733)	(1,580,733)
Balance as of December 31, 2023	56,282,599	$5,628	58,582,469	$5,858	$995,638	$(2,422,031)	$(1,414,907)

 The accompanying notes are an integral part of these financial statements.

F-5

1606 CORP.

STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(1,580,733)	$(540,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Preferred and common shares issued for services provided	288,546	-
Write-off of investments	65,000	-
Amortization of debt discount	119,324	-
Financing cost	200,616	-
Change in fair value of derivative liabilities	(192,759)	-
Changes in operating assets and liabilities:
Accounts receivable	(3,600)	-
Inventory	40,321	(81,725)
Prepaids and other current assets	12,133	(13,577)
Accounts payable and accrued liabilities	269,852	25,188
Accrued Interest	29,195	-
Net cash used in operating activities	(747,104)	(610,151)

Cash Flows from Investing Activities
Investment in operating companies	(65,000)	-
Investment in note receivable	(21,500)	-
Net cash used in investing activities	(86,500)	-

Cash Flows from Financing Activities
Proceeds from stockholder	215,500	543,173
Proceeds from convertible notes	245,000	-
Repayment of convertible notes	(95,520)	-
Proceeds from sale of common stock	412,500	162,500
Net cash provided by financing activities	777,480	705,673

Net increase (decrease) in cash	(56,124)	95,522

Cash, beginning of year	105,065	9,543

Cash, end of year	$48,941	$105,065

Supplemental disclosures of cash items
Interest paid	$-	$-
Income tax paid	$-	$-

Supplemental schedule of non-cash investing and financing activities
Discount on convertible notes payable from derivative liability	$141,231	$-
Settlement of derivative liability	$59,831	$-

The accompanying notes are an integral part of these financial statements.

F-6

1606 Corp.

Notes to the Financial Statements

For the years ended December 31, 2023 and 2022

NOTE 1 - DESCRIPTION OF BUSINESS

Corporate History

1606 Corp. (“1606” or the “Company”) was formed in February 2021 and was a division of Singlepoint Inc. (“Singlepoint”) until April 2021, when Singlepoint spun off 1606, whereby each holder of common stock and Class A preferred stock of Singlepoint received one share of unregistered and restricted common stock or Class A preferred stock of the Company for each such share owned of Singlepoint.

Business

The Company is an AI Chatbot company specializing in merchandizing bot specifically built for the CBD industry.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2023, the Company has yet to achieve significant profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on its ability to develop its business and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles of the United States (“U.S. GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates.

Cash

Cash consists of highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Credit Policy

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Management of the Company considers all receivables collectable. Uncollectable accounts are charged to expense when the account is determined to be uncollectable. The allowance is provided based upon a review of the individual accounts outstanding, prior history of uncollectable accounts receivable and existing economic conditions. At December 31, 2023 and 2022, the allowance for doubtful accounts balance is $0.

F-7

Inventory

Inventories are valued at the lower of cost or net realizable value, and consist primarily of hemp products. The Company’s inventory as of December 31, 2023, and 2022 consisted of finished hemp products. At each balance sheet date, the Company evaluates inventories for excess quantities, obsolescence, or shelf-life expiration. This evaluation includes analysis of historical sales levels by product, projections of future demand and the risk of technological or competitive obsolescence for products. To the extent that management determines there is excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value of this inventory to the lower of cost or market. No such adjustments were deemed necessary during the periods presented.

Investments

Investments are recorded at cost and evaluated for impairment each balance sheet date. During the year ended December 31, 2023, the Company wrote-off investments of $15,000 and $50,000 initially made under the terms of a separate Letter of Intent and Member Interest Purchase Agreement, respectively in companies that operate in the hemp market. See Note 7 - Commitments and Contingencies.

Revenue Recognition

The Company, which has adopted ASC 606 “Revenue from Contracts with Customers”, derives its revenues primarily from the sale of hemp products. Revenues are recognized when control of these products is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Any shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing components as payment is received at or shortly after the point of sale.

Cost of Goods Sold and Selling, General and Administrative Expenses

Costs associated with the production and procurement of product are included in cost of goods sold, including shipping and handling costs such as inbound freight costs, purchasing, and receiving costs, inspection costs and other product procurement related charges. All other expenses are included in selling, general and administrative expenses, as the predominant expenses associated therewith are general and administrative in nature.

Income taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable tax rates. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates.

Tax benefits are recognized from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by a tax authority and based upon the technical merits of the tax position. The tax benefit recognized in the financial statements for a particular tax position is based on the largest benefit that is more likely than not to be realized upon settlement. An unrecognized tax benefit, or a portion thereof, is presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed.

Net Loss Per Common Share

Basic loss per share data is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share data is computed using the weighted-average number of common and dilutive common-equivalent shares outstanding during the period. Dilutive common-equivalent shares consist of shares that would be issued upon the exercise of stock options and other common stock equivalents, computed using the treasury stock method, and are excluded from the calculation of weighted average dilutive common shares, to the extent they are issued and outstanding, because their effect would be anti-dilutive. The number of potentially dilutive shares excluded from the calculation of diluted earnings per share were 2,265,400 related to the Company’s Class A preferred stock. These shares were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive.

At December 31, 2023 and 2022, 58,582,469 and 37,428,394 shares of the Company’s common stock were outstanding, respectively. These share amounts are utilized for the calculation of basic and diluted earnings per share for years then ended.

Selling and Marketing

Selling and marketing costs are expensed as incurred and are reported under selling, general and administrative in the accompanying statements of operations. Selling, general and administrative costs were $1,709,100 and $541,219 for the year ended December 31, 2023 and 2022, respectively.

F-8

Fair Value Measurement

ASC Topic 820, “Fair Value Measurement”, requires that certain financial instruments be recognized at their fair values at our balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Financial Instruments.”

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company did not have any Level 1 or Level 2 assets and liabilities at December 31, 2022 or 2023. The Derivative liabilities are Level 3 fair value measurements.

The following is a summary of activity of Level 3 liabilities for the year ended December 31, 2023:

Balance - December 31, 2022	$-
Additions	445,616
Settlements	(59,831)
Change in fair value	(192,759)
Balance - December 31, 2023	$193,026

Beginning on June 27, 2023, the Company issued note payable agreements which contain conversion provisions meeting the definition of a derivative liability which therefore require bifurcation. Further, pursuant to the Company’s contract ordering policy, equity linked instruments subsequent to June 27, 2023, resulted in derivative liabilities.

At December 31, 2023, the Company estimated the fair value of the conversion feature derivatives embedded in the notes payable and warrants based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock of $0.0285; risk-free interest rates ranging from 4.79% to 5.03%; expected volatility of the Company’s common stock ranging from 110% to 204% based on the volatility of comparable publicly traded entities; and exercise prices of $0.0182; and terms of eight to twelve months.

Segment reporting

The Company operates in a single business segment. As a result, the Company’s operations are a single reportable segment, which is consistent with the Company’s internal management reporting.

Subsequent Events

The Company has evaluated all subsequent events from December 31, 2023, through the date of filing of this report. and determined that there were no events or transactions required recognition or disclosure in the accompanying  financial statements. (see Note 8).

Recent Accounting Pronouncements

The Company has considered the potential impact of recent accounting pronouncements and has not identified any that are expected to have a material impact on the financial statements.

F-9

NOTE 3 – RELATED PARTY TRANSACTIONS

Related Party Transactions

During the year ended December 31, 2023, a total of 200,001 shares of Class A preferred stock were issued to the Company’s Vice President, Austen Lambrecht, the son of Greg Lambrecht, the Company’s Chief Executive Officer (“CEO”). In addition, one share of Class A preferred stock was issued to Greg Lambrecht and each of the two other members of the Company’s Board of Directors for services provided. See Note 5 - Capital Stock.

During the year ended December 31, 2023, 552,405 shares of Class A preferred stock were converted into 13,810,125 common shares.

During the years ended December 31, 2023 and 2022, the Company borrowed $215,500 and $540,000, respectively in a series of cash payments from the Company’s CEO in exchange for the issuance of a promissory note. The promissory note is not secured by Company assets, does not bear interest and is due in full on March 15, 2025. The promissory note totals $950,550 at December 31, 2023.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $6,346 and $3,173 at December 31, 2023 and 2022, respectively.

NOTE 4 – DEBT

Promissory Notes Payable - Related Party

During the years ended December 31, 2023 and 2022, the Company borrowed $215,500 and $540,000, respectively in a series of cash payments from the Company’s CEO in exchange for the issuance of a promissory note. The promissory note is not secured by Company assets, does not bear interest and is due in full on March 15, 2025. The promissory note totals $950,550 at December 31, 2023.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $6,346 and $3,173 at December 31, 2023 and December 31, 2022, respectively.

Convertible Notes Payable

During the year ended December 31, 2023, the Company entered into a series of convertible promissory note agreements in the amount of $204,488. The notes have a 1-year term, bear interest of 8-9%, and have a conversion price equal to 65% of the lowest trading price for the common stock during the ten-day period prior to the conversion date. The Company recorded $9,476 to the original debt discount.

During the year ended December 31, 2023, the Company amortized $3,653 of debt discount resulting in an unamortized debt discount of $20,323 and carrying value of $178,653 as of December 31, 2023. Accrued interest as of December 31, 2023 was $2,714.

From June 27, 2023 to December 19, 2023, the Company issued three convertible notes payable which contain a conversion feature meeting the definition of a derivative liability.  Pursuant to the Company’s contract ordering policy, the conversion features were valued at $445,616 upon issuance and recorded as a derivative liability, resulting in additional debt discounts totaling $249,000.

F-10

On December 20, 2023, the Company repaid a convertible note payable prior to maturity, resulting in a settlement of derivative liabilities totaling $59,831.

 Scheduled maturities of debt remaining as of December 31, 2023 for each respective fiscal year end are as follows:

2024	$114,542
2025	950,550
Total	$1,065,092

NOTE 5 - CAPITAL STOCK

Capital Stock

As of December 31, 2023, the Company’s authorized capital stock consists of 5,000,000,000 shares of common stock at $0.0001 par value per share and 100,000,000 shares of preferred stock at $0.0001 par value per share. The Company has designated 60,000,000 shares of preferred stock as Class A convertible preferred stock (the “Class A Preferred Stock”). The remaining 40,000,000 of preferred stock remains undesignated.

As of December 31, 2023, there were 56,282,599 shares of Class A preferred stock and 58,582,469 shares of common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Company’s Annual Shareholders’ Meeting. An amendment of the Company’s Articles of Incorporation, however, requires the affirmative vote of a majority of the Company’s total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at the Company’s election.

During the year ended December 31, 2023, the Company issued 6,518,950 shares of its common stock in payment for various services provided. The shares had a fair value of $178,544 based on the closing market price of the common shares on the date of grant.

During the year ended December 31, 2023, the Company issued 13,810,125 common shares upon conversion of 552,405 shares of Class A preferred stock and sold 825,000 common shares at $0.50 per share for a total purchase price of $412,500.

During the year ended December 31, 2022, the Company sold 325,000 common shares at $0.50 per share for a total purchase price of $162,500.

Preferred Stock

As of December 31, 2023, the Company had 56,282,599 shares of Class A preferred stock outstanding, of which 31,092,596 shares are held by the Company’s CEO. The former officers and directors of Singlepoint hold the remaining shares of the Class A preferred stock.

The Class A preferred stock has certain material rights and preferences (as is more fully set forth in the Certificate of Designation of the Class A Preferred Stock).

During the year ended December 31, 2023, a total of 200,001 shares of Class A preferred stock was issued to the Company’s Vice President, Austen Lambrecht and one share of Class A preferred stock was issued to Greg Lambrecht and each of the two other members of the Company’s Board of Directors for services provided. The value of all these shares was determined to be $110,002 based on an assumed conversion at a one-for-25 ratio of the Class A preferred stock for common shares and the closing market price of the common shares on the date of grant.

During the year ended December 31, 2023, 552,405 shares of Class A preferred stock were converted into 13,810,125 common shares. No shares of the Company’s Class A preferred stock were issued during the quarter and year ended December 31, 2022.

F-11

Ranking

The Class A preferred stock ranks, as to dividends and upon liquidation, senior and prior to the common stock of the Company.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Class A preferred stock are entitled, out of the assets of the Company legally available for distribution, to receive, before any payment to the holders of shares of common stock or any other class or series of stock ranking junior, and amount per share equal to $1.00.

Voting

Each share of Class A preferred stock entitles the holder thereof to 50 votes on any matters requiring a shareholder vote of the Company.

Conversion

Each share of our Class A preferred stock is convertible into common stock on a one-for-25 basis at the option of the holder.

NOTE 6 – INCOME TAXES

The Company accounts for its income taxes in accordance with ASC 740 “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company has a net operating loss carryforward, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for deferred tax assets resulting from this net operating loss carryforward.

The components of income tax expense for the years ended December 31, 2023 and 2022, consist of the following:

	2023	2022
Federal tax statutory rate	21.0%	21.0%
Permanent differences	-%	-%
Valuation allowance	(21.0)%	(21.0)%
Effective rate	-%	-%

Significant components of the Company’s estimated deferred tax assets and liabilities as of December 31, 2023 and 2022 are as follows:

	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$537,032	$265,673

Total deferred tax asset	537,032	265,673

Valuation allowance	(537,032)	(265,673)
Net deferred tax assets	$-	$-

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Letter of Intent

On February 22, 2023, the Company entered into a Letter of Intent for the acquisition of a Fifty-One Percent (51%) ownership interest in a natural therapeutic products company for total purchase consideration of $7,140,000 consisting of cash payments of $150,000 and $6,990,000 in Company common stock. During the year ended December 31, 2023, the Company wrote off the initial $15,000 investment as it was determined the acquisition would not move forward and recovery of the amount was uncertain.

F-12

Membership Interest Purchase Agreement

On February 28, 2023, the Company entered into a Membership Interest Purchase Agreement for the acquisition of Fifty-One Percent (51%) of the Membership Units of a hemp distribution company for total purchase consideration consisting of 230,559 shares of the Company’s common stock and a cash payment of $50,000. During the year ended December 31, 2023, the Company wrote off the initial $50,000 investment as it was determined the acquisition would not move forward and recovery of the amount was uncertain.

Legal Proceedings and Other Claims

From time to time, we are a party to claims and actions for matters arising out of our business operations. We regularly evaluate the status of the legal proceedings and other claims in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss, or an additional loss, may have been incurred and determine if accruals are appropriate. If accruals are not appropriate, we further evaluate each legal proceeding to assess whether an estimate of possible loss or range of possible loss can be made for disclosure. Although the outcome of claims and litigation is inherently unpredictable, we believe that we have adequate provisions for any probable and estimable losses. It is possible, nevertheless, that our financial position, results of operations or liquidity could be materially and adversely affected in any particular period by the resolution of a claim or legal proceeding. Legal expenses related to defense, negotiations, settlements, rulings, and advice of outside legal counsel are expensed as incurred.

Employment Agreements

In February 2023, the Company entered into an employment agreement with Austen Lambrecht. The agreement provides that Austen Lambrecht would serve as Vice President for a term of three years at an annual salary of Eighty-Five Thousand Dollars ($85,000), with an incentive bonus and stock options as determined by the Board of Directors. The agreement automatically renews for additional six-month periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term. The agreement also provides for compensation under certain severance and change of control circumstance of twelve months of salary and other bonus dollars that may be due.

In May 2021, the Company entered into an employment agreement with Greg Lambrecht. The agreement provides that Mr. Lambrecht would serve as Chief Executive Officer Company for a term of three years at an annual salary of Two Hundred Fifty Thousand Dollars ($250,000), and an incentive bonus as determined by the Board of Directors. The agreement automatically renews for additional six-month periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term.

All of the salary was accrued and unpaid.

NOTE 8 – SUBSEQUENT EVENTS

None

F-26

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We estimate that expenses in connection with the distribution described in this Registration Statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the Selling Security Holder) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

Amount to Be Paid
SEC registration fee	$64.95
State filing fees	500.00
Edgarizing costs	500.00
Accounting fees and expenses	10,000.00
Legal fees and expenses	5,000.00
Total	$16,064.95

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner, he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.

With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act.

Common Stock

In January 2023, we sold a combined total of 725,000 shares of common stock to unrelated parties for $362,500.

During the year ended December 31, 2023, we sold an aggregate of 6,518,950 shares of Common Stock to Don Flanagan, Prasad Boddu, Brent Duskin, Sergio Alcala, Kevin Phillips, Derek McCarthy as payment for various services provided.

During the year ended December 31, 2023, we sold an aggregate of 13,810,125 shares of Common Stock upon conversion of 552,405 shares of Class A Preferred Stock owned by Will Ralston, Greg Lambrecht, Asia Lambrecht, and Heather McCulley.

We also sold an aggregate of 825,000 shares of Common Stock at $0.50 per share for a total purchase price of $412,500 to Srinivas Chitturi (Santander), Mangala Gowri Gulapalya Matam, Sreekanth Annalamuni, Sreekanth Myneni, Shiva Ram Prasad Pusala, Vamsi Krishna Singudasu, Vishnu Sandeep Yadavalli, Prashant Dandemraju, Raghu N. Sanivarapu, Ratnadeep Chadalawada, Chameekar R Katukuri, Karthik Kotha Laxmi Bajjara, and Kanakadurga Guntuboyina

II-1

During the three months ended March 31, 2024, the Company issued an aggregate of 3,929,408 shares of Common Stock to GHS Investments, LLC for aggregate consideration of $125,006.

During the three months ended March 31, 2024, the Company issued 250,000 shares of Common Stock to each of Derek McCarthy and Duskin Direct Marketing, Inc. under consulting agreements for consulting services provided.

During the three months ended June 30, 2024, the Company issued 400,000 shares of Common Stock to GHS Investments, LLC as commitment shares.

Class A Preferred Stock

During the year ended December 31, 2023, a total of 200,001 shares of Class A Preferred Stock were issued to our Vice President, Austen Lambrecht, the son of Greg Lambrecht, our Chief Executive Officer. In addition, one share of Class A Preferred Stock was issued to Greg Lambrecht and each of the two other members of the Company’s Board of Directors for services provided.

During the three months ended March 31, 2024, an aggregate of 40,000 shares of Class A Preferred Stock was issued to the members of the Company’s Board of Directors for services provided.

Series B Preferred Stock

Effective February 28, 2024, we issued Gregory Lambrecht 60 shares of Series B Super Voting Preferred Stock pursuant to his employment agreement.

Effective February 28, 2024, we issued Austen Lambrecht 30 shares of Series B Super Voting Preferred Stock pursuant to his employment agreement.

Convertible Promissory Notes

During the year ended December 31, 2023, we entered into a series of convertible promissory note agreements in the aggregate principal amount of $204,488. The notes have a 1-year term, bear interest of 8-9%, and have a conversion price equal to 65% of the lowest trading price for the common stock during the ten-day period prior to the conversion date.

During the three months ended March 31, 2024, we issued three convertible promissory notes in the aggregate principal amount of $219,000 to 1800 Diagonal Lending LLC.

During the three months ended June 30, 2024, we issued two convertible promissory notes in the aggregate principal amount of $157,200 to 1800 Diagonal Lending LLC and 104 LLC.

The securities above were issued in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D under the Securities Act, based in part on the representations of the investors. No commissions were paid in connection with the sales of the securities above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b) All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

II-2

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post- effective amendment thereof) which, individually or taken together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i), (a)(1) (ii) and (a)(1) (iii) above may be contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To be removed from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x)) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date;

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, State of Arizona, on this 5th day of November 2024.

1606 CORP.

/s/ Austen Lambrecht
Austen Lambrecht
Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints Greg Lambrecht or any of them, as such person’s true and lawful attorney-in-fact and agent with full power and substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, including any registration statements or amendments thereto filed pursuant to Rule 462(b) under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Austen Lambrecht	Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer), and Director	November 5, 2024
Austen Lambrecht

/s/ Govindan Gowrishankar	Director	November 5, 2024
Govindan Gowrishankar

/s/ Venu Aravamudan	Director	November 5, 2024
Venu Aravamudan

II-4

EXHIBIT INDEX

Exhibits

The following exhibits are included as part of this Registration Statement:

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Articles of Incorporation	S-1	333-258912	3.1	8/19/21
3.2	Bylaws	S-1	333-258912	3.3	8/19/21
3.3	Certificate of Designation for Class A Preferred Stock	S-1	333-258912	3.2	8/19/21
3.4	Certificate of Designation for Series B Preferred Stock	8-K	000-56467	3.1	3/4/24
5.1	Opinion of Business Legal Advisors, LLC as to the legality of the securities being offered					X
10.1*	Employment Agreement between 1606 Corp. and Greg Lambrecht dated May 10, 2021	S-1	333-258912	10.1	8/19/21
10.2	Asset Purchase Agreement between 1606 Corp. and Singlepoint Inc. dated June 15, 2021	S-1	333-258912	10.2	8/19/21
10.3	Stock Purchase Agreement between 1606 Corp. and Asia Lambrecht dated April 28, 2021	S-1/A	333-258912	10.3	11/23/21
10.4	Stock Purchase Agreement between 1606 Corp. and Austen Lambrecht dated April 28, 2021	S-1/A	333-258912	10.4	11/23/21
10.5	Stock Purchase Agreement between 1606 Corp. and Heather McCulley dated April 28, 2021	S-1/A	333-258912	10.5	11/23/21
10.6	Equity Financing Agreement with GHS Investments, LLC	8-K	000-56467	10.6	2/14/23
10.7	Registration Rights Agreement with GHS Investments, LLC	8-K	000-56467	10.7	2/14/23
10.8	Membership Purchase Agreement	S-1/A	333-270963	10.8	7/7/23
10.9*	Employment Agreement dated February 20, 2024 with Gregory Lambrecht	10-K	000-56467	10.9	4/17/24
10.10*	Employment Agreement dated February 20, 2024 with Austen Lambrecht	10-K	000-56467	10.10	4/17/24
23.1	Consent of Business Legal Advisors, LLC (included in Exhibit 5.1)					--
23.2	Consent of Turner, Stone & Company, L.L.P.					X
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)					X
101.SCH	Inline XBRL Taxonomy Extension Schema Document					X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document					X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document					X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document					X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document					X
104	Cover Page Interactive Data File (formatted in Inline XBRL and included in exhibit 101).					X
107	Filing Fees Table					X

____________

*	Indicates management contract or compensatory plan or arrangement.

II-5